UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Synaptics Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
October 18, 2011
The Annual Meeting of Stockholders of Synaptics Incorporated, a Delaware corporation, will be held at 9:00 a.m., local time, on Tuesday, October 18, 2011, at our principal executive offices located at 3120 Scott Boulevard, Santa Clara, California 95054 for the following purposes:
1. To elect three directors, each to serve for a three-year term expiring in 2014.
2. To provide a non-binding advisory vote on the compensation of our named executive officers for fiscal 2011 (“say-on-pay”).
3. To provide a non-binding advisory vote on the frequency of future non-binding advisory votes on the compensation of our named executive officers (“say-on-frequency”).
4. To ratify the appointment of KPMG LLP, an independent registered public accounting firm, as the independent auditor of our company for the fiscal year ending June 30, 2012.
5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
The foregoing items of business are more fully described in the proxy statement accompanying this notice.
Only stockholders of record at the close of business on August 26, 2011 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.
All stockholders are cordially invited to attend the meeting and vote in person. To assure your representation at the meeting, however, you are urged to vote by proxy as soon as possible over the Internet as instructed in the Notice of Internet Availability of Proxy Materials or, if you receive paper copies of the proxy materials by mail, you can also vote by telephone or by mail by following the instructions on the proxy card. You may vote in person at the meeting even if you have previously returned a proxy.

Sincerely,

Santa Clara, California	Russell J. Knittel
September 8, 2011	Interim President and Chief Executive Officer

i

SYNAPTICS INCORPORATED
3120 Scott Boulevard
Santa Clara, California 95054
PROXY STATEMENT
VOTING AND OTHER MATTERS
General
The accompanying proxy is solicited on behalf of Synaptics Incorporated, a Delaware corporation, by our Board of Directors for use at our Annual Meeting of Stockholders to be held on Tuesday, October 18, 2011 at 9:00 a.m., local time, or at any adjournment or postponement thereof, for the purposes set forth in this proxy statement and in the accompanying meeting notice. The meeting will be held at our principal executive offices, located at 3120 Scott Boulevard, Santa Clara, California 95054.
In accordance with rules adopted by the Securities and Exchange Commission, or the SEC, that allow companies to furnish their proxy materials over the Internet, we are mailing a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy statement and our 2011 Annual Report to most of our stockholders. The Notice of Internet Availability of Proxy Materials contains instructions on how to access those documents and vote over the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how to request a paper copy of our proxy materials, including our proxy statement, our 2011 Annual Report, and a form of proxy card. We believe this process will allow us to provide our stockholders the information they need in a more timely manner, while reducing the environmental impact and lowering our costs of printing and delivering the proxy materials.
These proxy solicitation materials were first released on or about September 8, 2011 to all stockholders entitled to vote at the meeting.
Record Date and Outstanding Shares
Stockholders of record at the close of business on August 26, 2011, which we have set as the record date, are entitled to notice of and to vote at the meeting. On the record date, there were 32,156,323 outstanding shares of our common stock, par value $0.001 per share, respectively.
Quorum
The presence, in person or by proxy, of the holders of a majority of the total number of shares of common stock outstanding and entitled to vote constitutes a quorum for the transaction of business at the meeting. Each stockholder voting at the meeting, either in person or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the meeting.
Required Votes
Assuming that a quorum is present, the affirmative vote of a majority of the votes cast is required for the election of the three nominees for three-year terms expiring in 2014 and to ratify the appointment of KPMG LLP, an independent registered public accounting firm, as the independent auditor of our company for the fiscal year ending June 30, 2012. The advisory vote on the compensation of our named executive officers for fiscal 2011 (“say-on-pay”) and the advisory vote on the frequency of future non-binding advisory votes on the compensation of our named executive officers (“say-on-frequency”) are non-binding, but our Board of Directors will consider the input of stockholders based on a majority of votes cast for the say-on-pay proposal and the say-on-frequency proposal alternative that receives the most votes cast.

Our Board of Directors recommends that you vote “for” the three nominees named herein, “one year” on the say-on-frequency proposal, and in favor of each of the other proposals.
Voting of Proxies
When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted (1) “for” the election of each of the nominees for director set forth in this proxy statement, (2) “for” the advisory approval of the compensation of our named executive officers for fiscal 2011, (3) to hold an advisory vote on the compensation of our named executive officers on an annual basis, (4) “for” the proposal to ratify the appointment of KPMG LLP, an independent registered public accounting firm, as the independent auditor of our company for the fiscal year ending June 30, 2012, and (5) as the persons specified in the proxy deem advisable on such other matters as may come before the meeting.
Broker Non-Votes and Abstentions
Brokers, banks, or other nominees that hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion if permitted by the stock exchange or other organization of which they are members. Brokers, banks, and other nominees are permitted to vote the beneficial owner’s proxy in their own discretion as to certain “routine” proposals when they have not received instructions from the beneficial owner, such as the ratification of the appointment of KPMG, LLP as the independent auditor of our company for the fiscal year ending June 30, 2012. If a broker, bank, or other nominee votes such “uninstructed” shares for or against a “routine” proposal, those shares will be counted towards determining whether or not a quorum is present and are considered entitled to vote on the “routine” proposals. However, when a proposal is “non-routine,” a broker, bank, or other nominee is not permitted to exercise its voting discretion on that proposal without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes” when the nominee has voted on other non-routine matters with authorization or voted on routine matters. These shares will be counted towards determining whether or not a quorum is present, but will not be counted for purposes of determining the votes received on the “non-routine” proposals.
Please note that brokers, banks, or other nominees may not use discretionary authority to vote shares on the election of directors, the say-on-pay proposal, or the say-on-frequency proposal if they have not received specific instructions from their clients. For your vote to be counted in the above, you will need to communicate your voting decisions to your broker, bank, or other nominee before the date of the meeting.
As provided in our bylaws, a majority of the votes cast means that the number of votes cast “for” a proposal exceeds the number of votes cast “against” that proposal. Because abstentions and broker non-votes do not represent votes cast “for” or “against” a proposal, broker non-votes and abstentions will have no effect on the proposal to elect three directors, the say-on-pay proposal, the say-on-frequency proposal, or the proposal to ratify the appointment of KPMG LLP as the independent auditor of our company for the fiscal year ending June 30, 2012, as each such proposal is determined by reference to the votes actually cast by the shares present or represented by proxy and entitled to vote.
In accordance with our policy, an incumbent candidate for director who does not receive the required votes for re-election is expected to tender his or her resignation to our Board of Directors. Our Board of Directors, or another duly authorized committee of our Board of Directors, will make a determination as to whether to accept or reject the tendered resignation generally within 90 days after certification of the election results of the stockholder vote. We will publicly disclose the decision regarding the tendered resignation and the rationale behind the decision in a filing of a Current Report on Form 8-K with the SEC.

Revocability of Proxies
Any stockholder giving a proxy may revoke the proxy at any time before its use by furnishing to us either a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.
Election Inspector
Votes cast by proxy or in person at the meeting will be tabulated by the election inspector appointed for the meeting, who will determine whether a quorum is present. The election inspector will treat broker non-votes and abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, and as described in the “Broker Non-Votes and Abstentions” section of this proxy statement for purposes of determining the approval of any matter submitted to the stockholders for a vote.
Solicitation
We will bear the cost of this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation.
Annual Report and Other Matters
Our 2011 Annual Report to Stockholders, which was made available to stockholders with or preceding this proxy statement, contains financial and other information about our company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The information contained in the “Compensation Committee Report” and the “Report of the Audit Committee” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.
Through our website, www.synaptics.com, we make available free of charge all of our SEC filings, including our proxy statements, our annual reports on Form 10-K, our quarterly reports on Form 10-Q, and our current reports on Form 8-K, as well as Form 3, Form 4, and Form 5 reports of our directors, officers, and principal stockholders, together with amendments to these reports filed or furnished pursuant to Sections 13(a), 15(d), or 16 of the Exchange Act. We will also provide upon written request, without charge to each stockholder of record as of the record date, a copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2011 as filed with the SEC. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense we incur in furnishing such exhibits. Any such requests should be directed to our corporate secretary at our executive offices set forth in this proxy statement.
Our fiscal year is the 52- or 53-week period ending on the last Saturday in June. The fiscal periods presented in this proxy statement were 52-week periods for the years ended June 25, 2011, June 26, 2010, and June 27, 2009. For ease of presentation, the accompanying disclosures have been shown as ending on June 30, 2011, 2010, and 2009. The numbers included in this proxy statement also reflect the retroactive effect of the 3-for-2 stock split effected as a stock dividend to each stockholder of record on August 15, 2008 and paid on August 29, 2008.

PROPOSAL ONE:
ELECTION OF DIRECTORS
Nominees
Our Certificate of Incorporation and bylaws provide that the number of directors shall be fixed from time to time by resolution of our Board of Directors. Our Board of Directors has fixed the number of directors at seven. The directors are divided into three classes, with one class standing for election each year for a three-year term. Our Board of Directors has nominated Francis F. Lee, Nelson C. Chan, and Richard L. Sanquini for election as class 3 directors for three-year terms expiring in 2014 or until their successors have been elected and qualified.
Unless otherwise instructed, the proxy holders will vote the proxies received by them “for” the nominees named above. Messrs. Lee, Chan, and Sanquini currently are directors of our company. In the event that any of Messrs. Lee, Chan, or Sanquini are unable or decline to serve as directors at the time of the meeting, the proxies will be voted for any nominees designated by our current Board of Directors to fill the vacancies. It is not expected that any of Messrs. Lee, Chan, or Sanquini will be unable or will decline to serve as directors.
Our Board of Directors recommends a vote “for” the nominees named herein.
The following table sets forth certain information regarding our directors and the nominees for director:

Name	Age	Position	Term Expires
Francis F. Lee	59	Chairman of the Board	2011
Russell J. Knittel	61	Interim President and Chief Executive Officer, and Director	2013
Jeffrey D. Buchanan	55	Director	2012
Nelson C. Chan	50	Director	2011
Keith B. Geeslin	58	Director	2012
Richard L. Sanquini	76	Director	2011
James L. Whims	57	Director	2012
Francis F. Lee has been the Chairman of the Board of our company since October 2008 and a director of our company since December 1998. Mr. Lee served as Chief Executive Officer of our company from December 1998 until July 2009 and President of our company from December 1998 to July 2008. Mr. Lee was a consultant from August 1998 to November 1998. From May 1995 until July 1998, Mr. Lee served as General Manager of NSM, a Hong Kong-based joint venture between National Semiconductor Corporation and S. Megga. Mr. Lee held a variety of executive positions for National Semiconductor from 1988 until August 1995. These positions included Vice President of Communication and Computing Group, Vice President of Quality and Reliability, Director of Standard Logic Business Unit, and various other operations and engineering management positions. Mr. Lee holds a Bachelor of Science degree, with honors, in Electrical Engineering from the University of California at Davis. We believe Mr. Lee’s service for more than 10 years as our Chief Executive Officer gives him invaluable insights into our business, our culture, our personnel, our opportunities, and our challenges and provides the requisite qualifications, skills, perspectives, and experiences that make him well qualified to serve on our Board of Directors.
Russell J. Knittel has served as Interim President and Chief Executive Officer and has been a director of our company since October 2010. Mr. Knittel served as Executive Vice President of our company from July 2007 to October 2010 and acting General Manager of our Handheld Division from July 2010 to October 2010. Mr. Knittel served as Chief Financial Officer, Chief Administrative Officer, Secretary, and Treasurer of our company from November 2001 until his retirement from those positions in September 2009. Mr. Knittel served as Senior Vice President of our company from November 2001 until July 2007. He served as Vice President of Administration and Finance, Chief Financial Officer, and Secretary of our company from April 2000 through October 2001. Mr. Knittel is a director of MarineMax, Inc. and OCZ Technology Group, Inc., which are both publicly held companies. Mr. Knittel also serves as a director of LitePoint Corporation, a privately held company. Mr. Knittel holds a Bachelor of Arts degree in accounting from California State University at Fullerton and a Masters of Business Administration from San Jose State University. We believe Mr. Knittel’s roles as interim chief executive officer, general manager, and chief financial officer of a public company, and his public company board service provide the requisite qualifications, skills, perspectives, and experiences that make him well qualified to serve on our Board of Directors.

Jeffrey D. Buchanan has been a director of our company since September 2005. Mr. Buchanan has been the Executive Vice President, Chief Financial Officer, and Treasurer of Smith & Wesson Holding Corporation, a Nasdaq Global Select Market-listed company that is a global provider of products and services for safety, security, protection and support, since January 2011. Mr. Buchanan also served on the Board of Directors and as the Chairman of the Audit Committee of Smith & Wesson Holding Corporation from November 2004 until January 2011. From May 2010 to December 2010, Mr. Buchanan was a corporate attorney at Ballard Spahr LLP. Mr. Buchanan served as a Senior Managing Director of CKS Securities, LLC, a registered broker-dealer, from August 2009 until May 2010, and as a Senior Managing Director of Alare Capital Securities, L.L.C., a registered broker-dealer, from November 2006 until July 2009. From 2005 to 2006, Mr. Buchanan was principal of Echo Advisors, a corporate consulting and advisory firm focusing on mergers, acquisitions, and strategic planning. Mr. Buchanan served in various positions with Three-Five Systems, Inc., an NYSE publicly traded electronic manufacturing services company, from May 1996 until February 2005, including as Executive Vice President, Chief Financial Officer, Treasurer, and Secretary. Mr. Buchanan served from June 1986 until May 1996 as a business lawyer with O’Connor, Cavanagh, Anderson, Killingsworth & Beshears, a professional association, most recently as a senior member of that firm. Mr. Buchanan was associated with the law firm of Davis Wright Tremaine from 1984 to 1986, and he was a senior staff person at Deloitte & Touche from 1982 to 1984. Three-Five Systems, Inc. filed a voluntary petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code on September 8, 2005. Mr. Buchanan holds a Bachelor of Science degree in Accounting from Arizona State University, a Juris Doctor degree in law from the University of Arizona, and a Masters of Law degree in tax from the University of Florida. We believe Mr. Buchanan’s legal, accounting, and investment banking background, his roles as the chief financial officer and treasurer of public companies, and his public company board service provide the requisite qualifications, skills, perspectives, and experiences that make him well qualified to serve on our Board of Directors.
Nelson C. Chan has been a director of our company since February 2007. From December 2006 until August 2008, Mr. Chan served as the Chief Executive Officer of Magellan, a leader in the consumer, survey, GIS, and OEM GPS navigation and positioning markets. From 1992 through 2006, Mr. Chan served in various senior management positions with SanDisk Corporation, a global leader in flash memory cards, including most recently as Executive Vice President and General Manager, Consumer Business. From 1983 to 1992, Mr. Chan held marketing and engineering positions at Chips and Technologies, Signetics, and Delco Electronics. Mr. Chan is a member of the Board of Directors of Affymetrix, a Nasdaq Global Select Market-listed company, which develops, manufactures, and sells products and services for genetic analysis to the life science research and clinical healthcare markets. Mr. Chan is also a member of the Board of Directors of Coinstar, Inc., a Nasdaq Global Select Market-listed company, which is a provider of automated retail solutions offering convenient services that make life easier for consumers and drive incremental traffic and revenue for retailers. Mr. Chan was a member of the Board of Directors of Silicon Laboratories, Inc. a Nasdaq Global Select Market-listed company, which is a fabless, analog-intensive mixed-signal semiconductor company. Mr. Chan also serves on the Boards of Directors of several private companies. Mr. Chan holds a Bachelor of Science degree in Electrical and Computer Engineering from the University of California at Santa Barbara and a Masters of Business Administration degree from Santa Clara University. We believe that Mr. Chan’s experience as the Chief Executive Officer of Magellan, his senior management positions with other leading companies, and his service as a director of multiple companies provide the requisite qualifications, skills, perspectives, and experiences that make him well qualified to serve on our Board of Directors.
Keith B. Geeslin has been a director of our company since 1986. Mr. Geeslin has been a General Partner of Francisco Partners, a firm specializing in structured investments in technology companies undergoing strategic, technological, and operational inflection points, since January 2004. From 2001 until October 2003, Mr. Geeslin served as Managing General Partner of the Sprout Group, a venture capital firm, with which he became associated in 1984. In addition, Mr. Geeslin served as a general or limited partner in a series of investment funds associated with the Sprout Group, a division of DLJ Capital Corporation, which is a subsidiary of Credit Suisse (USA), Inc. Mr. Geeslin is a member of the Board of Directors of Blue Coat Systems, Inc., a public company that provides hardware and software products to secure and accelerate delivery of business applications over wide area networks and the Internet, and CommVault Systems, Inc., a public company that provides data management software applications. Mr. Geeslin formerly served on the Board of Directors of Hypercom Corp., a public company that designs, manufactures, and sells electronic payment solutions. Mr. Geeslin holds a Bachelor of Science degree in Electrical Engineering and a Masters of Science degree in Engineering and Economic Systems from Stanford University and a Masters of Arts degree in Philosophy, Politics, and Economics from Oxford University. We believe Mr. Geeslin’s long career at leading private equity and venture capital firms with a focus on investments in high-technology companies, his service on multiple boards of directors, and his engineering background provide the requisite qualifications, skills, perspectives, and experiences that make him well qualified to serve on our Board of Directors.

Richard L. Sanquini has been a director of our company since 1994. Mr. Sanquini is a consultant in the semiconductor industry and is the former Chairman of the Board of PortalPlayer, Inc., a public company that developed the silicon and operating system firmware for the Apple iPod, and was acquired by NVIDIA Corporation in January 2007. Mr. Sanquini retired from National Semiconductor in 1999, after a 20-year tenure, where he managed key business units, including microprocessors and microcontrollers, served as Chief Technology Officer, managed business development and intellectual property protection, and was Chairman of the Board for two China joint ventures. Prior to National Semiconductor, he served as President and Chief Executive Officer of Information Storage Devices, and in various executive positions at RCA. Mr. Sanquini is the Chairman of the Board of Directors of Pixelworks Inc., a public company, and on the Boards of Directors of four private companies. Mr. Sanquini formerly served on the Board of Directors of ZiLOG, Inc., a public company, which is a fabless semiconductor supplier of microprocessor and microcontroller semiconductor devices, or micrologic products. Mr. Sanquini holds a Bachelor of Science degree in Electrical Engineering from the Milwaukee School of Engineering, Wisconsin. We believe that Mr. Sanquini’s long career and executive positions with numerous high-technology companies, his engineering background, his knowledge and experience in the semiconductor industry, and his service on numerous boards of directors provide the requisite qualifications, skills, perspectives, and experiences that make him well qualified to serve on our Board of Directors.
James L. Whims has been a director of our company since October 2007. Mr. Whims has been a Partner at Alsop Louie Partners, a venture capital firm focused on identifying promising entrepreneurs, since February 2010. From 1996, Mr. Whims was a Managing Director of TechFund Capital I, L.P., TechFund Capital II, L.P., and since 2001, TechFund Capital Europe, venture capital firms concentrating on high-technology enterprises. Since 1997, Mr. Whims has been a director of THQ, Inc., a leading independent developer and publisher of interactive entertainment software, which is listed on the Nasdaq Global Select Market. Mr. Whims also serves on the Boards of Directors of numerous private companies, including Ruckus Media, Kidlandia, Phizzle, and Waveconnex. Mr. Whims was Executive Vice President of Sony Computer Entertainment of America from 1994 to 1996, where he was responsible for the North American launch of the PlayStation, and Executive Vice President of The Software Toolworks Inc. from 1990 to 1994. Mr. Whims co-founded Worlds of Wonder, an American toy company that distributed products including Teddy Ruxpin, Lazer Tag, and the United States launch of Nintendo, where he also served as an executive from 1985 to 1988. Mr. Whims holds a Bachelor of Arts degree in Economics and Communications from Northwestern University and a Masters of Business Administration degree in Finance and Marketing from the University of Arizona. We believe Mr. Whims’ senior executive positions with major companies, his experience as an investor in high-technology companies, his service as a director of multiple companies, and his expertise in e-communications and marketing provide the requisite qualifications, skills, perspectives, and experiences that make him well qualified to serve on our Board of Directors.
Election of Nominees
The election of Messrs. Lee, Chan, and Sanquini as class 3 directors for three-year terms expiring in 2014 or until their successors have been elected and qualified will require the affirmative vote of a majority of the votes cast, assuming that a quorum is present at the meeting.
CORPORATE GOVERNANCE
Director Independence
Our Board of Directors has determined, after considering all the relevant facts and circumstances, that Messrs. Buchanan, Chan, Geeslin, Sanquini, and Whims are independent directors, as “independence” is defined by the listing standards of Nasdaq and by the SEC, because they have no relationship with us that would interfere with their exercise of independent judgment. Messrs. Lee and Knittel are not independent directors of our company because of their past or current positions as executive officers of our company. There are no family relationships among any of our directors or officers.

Committee Charters, Corporate Governance, and Code of Ethics
Our Board of Directors has adopted charters for the Audit, Compensation, and Nominations and Corporate Governance Committees describing the authority and responsibilities delegated to each committee by our Board of Directors. Our Board of Directors has also adopted Corporate Governance Guidelines, a Code of Conduct, and a Code of Ethics for the CEO and Senior Financial Officers. We post on our website at www.synaptics.com, the charters of our Audit, Compensation, and Nominations and Corporate Governance Committees; our Corporate Governance Guidelines, Code of Conduct, and Code of Ethics for the CEO and Senior Financial Officers, and any amendments or waivers thereto; and any other corporate governance materials specified by SEC or Nasdaq regulations. These documents are also available in print to any stockholder requesting a copy in writing from our corporate secretary at our executive offices set forth in this proxy statement.
Executive Sessions
We regularly schedule executive sessions of our Board of Directors at which non-management directors meet without the presence or participation of management. The Chairman of our Board of Directors presides at such executive sessions. We also schedule meetings of the independent directors, which are presided by the Lead Director.
Board Committees
Our bylaws authorize our Board of Directors to appoint, from among its members, one or more committees, each consisting of one or more directors. Our Board of Directors has established three standing committees: an Audit Committee, a Compensation Committee, and a Nominations and Corporate Governance Committee. The members of our Audit Committee, Compensation Committee, and Nominations and Corporate Governance Committee consist entirely of independent directors.
The Audit Committee
The purposes of the Audit Committee are to oversee the financial and reporting processes of our company and the audits of the financial statements of our company and to provide assistance to our Board of Directors with respect to the oversight of the integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, the independent auditor’s qualifications and independence, and the performance of our company’s independent auditor. The primary responsibilities of the Audit Committee are set forth in its charter and include various matters with respect to the oversight of our company’s accounting and financial reporting process and audits of the financial statements of our company on behalf of our Board of Directors. The Audit Committee also selects the independent auditor to conduct the annual audit of the financial statements of our company; reviews the proposed scope of such audit; reviews accounting and financial controls of our company with the independent auditor and our financial accounting staff; and reviews and approves any transactions between us and our directors, officers, and their affiliates.
The Audit Committee currently consists of Messrs. Buchanan, Chan, and Whims, each of whom is an independent director of our company under Nasdaq listing standards as well as under rules adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley. Our Board of Directors has determined that Mr. Buchanan (whose background is detailed above) qualifies as an “audit committee financial expert” in accordance with applicable rules and regulations of the SEC. Mr. Buchanan serves as the Chairman of the Audit Committee.
The Compensation Committee
The purposes of the Compensation Committee include determining, or recommending to our Board of Directors for determination, the compensation of the Chief Executive Officer and other executive officers of our company and discharging the responsibilities of our Board of Directors relating to compensation programs of our company. The Compensation Committee currently consists of Messrs. Geeslin, Sanquini, and Whims, each of whom is an independent director of our company under Nasdaq listing standards as well as under rules adopted by the SEC pursuant to Sarbanes-Oxley. Mr. Sanquini serves as the Chairman of the Compensation Committee.

The Nominations and Corporate Governance Committee
The purposes of the Nominations and Corporate Governance Committee include the selection or recommendation to our Board of Directors of nominees to stand for election as directors at each election of directors, the oversight of the selection and composition of committees of our Board of Directors, the oversight of the evaluations of our Board of Directors and management, and the development and recommendation to our Board of Directors of a set of corporate governance principles applicable to our company. The Nominations and Corporate Governance Committee currently consists of Messrs. Chan, Geeslin, and Sanquini, each of whom is an independent director of our company under Nasdaq listing standards as well as under rules adopted by the SEC pursuant to Sarbanes-Oxley. Mr. Chan serves as the Chairman of the Nominations and Corporate Governance Committee.
The Nominations and Corporate Governance Committee will consider persons recommended by stockholders for inclusion as nominees for election to our Board of Directors if the information required by our bylaws is submitted in writing in a timely manner addressed and delivered to our company’s corporate secretary at our executive offices set forth in this proxy statement. The Nominations and Corporate Governance Committee identifies and evaluates nominees for our Board of Directors, including nominees recommended by stockholders, based on numerous factors it considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity, and the extent to which the nominee would fill a present need on our Board of Directors.
Risk Assessment of Compensation Policies and Practices
We have assessed the compensation policies and practices with respect to our employees, including our executive officers, and have concluded that they do not create risks that are reasonably likely to have a material adverse effect on our company.
Board’s Role in Risk Oversight
Risk is inherent in every business. As is the case in virtually all businesses, we face a number of risks, including operational, economic, financial, legal, regulatory, and competitive risks. Our management is responsible for the day-to-day management of the risks we face. Our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management.
In its oversight role, our Board of Directors’ involvement in our business strategy and strategic plans plays a key role in its oversight of risk management, its assessment of management’s risk appetite, and its determination of the appropriate level of enterprise risk. Our Board of Directors receives updates at least quarterly from senior management and periodically from outside advisors regarding the various risks we face, including operational, economic, financial, legal, regulatory, and competitive risks. Our Board of Directors also reviews the various risks we identify in our filings with the SEC as well as risks relating to various specific developments, such as acquisitions, stock repurchases, debt and equity placements, and product introductions.
Our Board committees assist our Board of Directors in fulfilling its oversight role in certain areas of risks. Pursuant to its charter, the Audit Committee oversees the financial and reporting processes of our company and the audit of the financial statements of our company and provides assistance to our Board of Directors with respect to the oversight and integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, the independent auditor’s qualification and independence, and the performance of our independent auditor. The Compensation Committee considers the risks that our compensation policies and practices may have in attracting, retaining, and motivating valued employees and endeavors to assure that it is not reasonably likely that our compensation plans and policies would have a material adverse effect on our company. Our Nominations and Corporate Governance Committee oversees governance related risks, such as board independence, conflicts of interests, and management succession planning.

Board Diversity
We seek diversity in experience, viewpoint, education, skill, and other individual qualities and attributes to be represented on our Board of Directors. We believe directors should have various qualifications, including individual character and integrity; business experience and leadership ability; strategic planning skills, ability, and experience; requisite knowledge of our industry and finance, accounting, and legal matters; communications and interpersonal skills; and the ability and willingness to devote time to our company. We also believe the skill sets, backgrounds, and qualifications of our directors, taken as a whole, should provide a significant mix of diversity in personal and professional experience, background, viewpoints, perspectives, knowledge, and abilities. Nominees are not to be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability, or any other basis prescribed by law. The assessment of directors is made in the context of the perceived needs of our Board of Directors from time to time.
All of our directors have held high-level positions in business or professional service firms and have experience in dealing with complex issues. We believe that all of our directors are individuals of high character and integrity, are able to work well with others, and have committed to devote sufficient time to the business and affairs of our company. In addition to these attributes, the description of each director’s background sets forth above indicates the specific experience, qualifications, and skills necessary to conclude that each individual should continue to serve as a director of our company.
Board Leadership Structure
We believe that effective board leadership structure can depend on the experience, skills, and personal interaction between persons in leadership roles as well as the needs of our company at any point in time. We currently maintain separate roles between the Chief Executive Officer and Chairman of the Board in recognition of the differences between the two responsibilities. Our Chief Executive Officer is responsible for setting our strategic direction and for day-to-day leadership and performance of our company. Our Chairman of the Board provides input to the Chief Executive Officer, sets the agenda for Board meetings, and presides over meetings of the full Board of Directors as well as executive sessions of the Board of Directors.
We currently select, on a rotation basis, one of our independent directors to serve as Lead Director. Mr. Buchanan is currently serving as our Lead Director. In that role, Mr. Buchanan helps to facilitate communication and interaction between the Board of Directors and management.
Compensation Committee Interlocks and Insider Participation
During the fiscal year ended June 30, 2011, our Compensation Committee consisted of Messrs. Geeslin, Sanquini, and Whims. None of these individuals had any contractual or other relationships with us during the fiscal year except as directors.
Board and Committee Meetings
Our Board of Directors held a total of six meetings during the fiscal year ended June 30, 2011. During the fiscal year ended June 30, 2011, the Audit Committee held five meetings; the Compensation Committee held four meetings; and the Nominations and Corporate Governance Committee held one meeting. Each of our directors attended at least 75% of the aggregate of (1) the total number of meetings of our Board of Directors held during fiscal 2011, and (2) the total number of meetings held by all committees of our Board of Directors on which such person served during fiscal 2011.
Annual Meeting Attendance
We encourage our directors to attend each annual meeting of stockholders. To that end, and to the extent reasonably practical, we generally schedule a meeting of our Board of Directors on the same day as our annual meeting of stockholders. All of our directors attended our annual meeting of stockholders last year.
Communications with Directors
Interested parties may communicate with our Board of Directors or specific members of our Board of Directors, including our independent directors and the members of our various board committees, by submitting a letter addressed to the Board of Directors of Synaptics Incorporated, c/o any specified individual director or directors at our executive offices set forth in this proxy statement. Any such letters are forwarded to the indicated directors.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
Our Board of Directors has appointed a Compensation Committee, consisting exclusively of independent directors. The Compensation Committee is authorized to determine and approve, or make recommendations to our Board of Directors with respect to, the compensation of our Chief Executive Officer and our other executive officers and to grant or recommend the grant of stock-based compensation to our Chief Executive Officer and other executive officers.
The compensation program for executive officers consists primarily of base salary, performance-based bonuses, and long-term incentives in the form of stock-based compensation, including stock options and deferred stock units. Executives also participate in other benefit plans, including medical and retirement plans, which generally are available to all regular full-time employees of our company. We consider each element of our compensation collectively with other elements of compensation when establishing the various forms, elements, and levels of compensation.
Our philosophy is to compensate our executives at levels that enable us to attract, motivate, and retain highly qualified executives. We establish annual bonus programs designed to reward individuals for performance based primarily on our financial results and their achievement of personal and corporate goals that contribute to our long-term goal of building stockholder value. Grants of stock-based awards are intended to provide additional incentive to work to maximize long-term total return to stockholders and to align the interests of our executives with those of our stockholders. Total compensation levels reflect corporate positions, responsibilities, and achievement of goals. As a result of our performance-based philosophy to compensation, compensation levels may vary significantly from year to year and among our various executive officers with fixed pay components generally set at or below the 50th percentile of comparable companies and variable pay components generally set at or above the 50th percentile of comparable companies. We expect the compensation level of our Chief Executive Officer will be higher than that of our other executive officers, assuming relatively equal achievement of individual performance goals, since our compensation policies set our base salaries, annual bonuses, and stock-based award grants after reviewing those of comparable companies, which generally compensate their chief executive officers at higher levels because of their roles and their importance to overall company success.
The three most determinative factors in our executive compensation program are compensation levels at comparable companies, individual performance, and company performance. The most important component of competitive compensation levels is compensation levels at Northern California-based high-technology companies, with revenue between $200.0 million and $1.0 billion, which we consider comparable companies; the most important component of company performance is operating profit; and the most important component of individual performance is achieving individual goals that are set at the beginning of each year but vary from year to year and position by position, but generally include financial and operating performance, product success, timely product delivery, forecasting accuracy, customer satisfaction, cost reduction, leadership, team building, and employee retention. The Compensation Committee has discretion in determining compensation matters.
Base salary levels for executive officers of our company generally are set at the beginning of each fiscal year, and bonuses are determined at the end of each fiscal year based upon the performance of our company and our executives.
Philosophy
The goals of our executive compensation program are as follows:
•	to attract, motivate, and retain highly qualified executives;
•	to reflect our philosophy of pay-for-performance;
•	to align compensation to the interests of our company as a whole and its stockholders; and
•	to recognize corporate stewardship and fiscal responsibility.

Role of the Compensation Committee and Chief Executive Officer
The Compensation Committee of our Board of Directors currently determines the compensation of our Chief Executive Officer and our other executive officers. Annually, our Compensation Committee evaluates the performance of our Chief Executive Officer and determines the compensation of our Chief Executive Officer in light of the goals and objectives of our compensation program for that year. Our Compensation Committee together with our Chief Executive Officer annually assess the performance of our other executive officers. Based in part on recommendations from our Chief Executive Officer, our Compensation Committee determines the compensation of our other executive officers.
At the request of our Compensation Committee, our Chief Executive Officer generally attends a portion of our Compensation Committee meetings, including meetings at which our compensation consultants are present. This enables our Compensation Committee to review with our Chief Executive Officer the corporate and individual goals that our Chief Executive Officer regards as important to achieve our overall success. Our Compensation Committee also requests our Chief Executive Officer to assess the performance of and our goals for our other executive officers. Although the participation of our Chief Executive Officer could influence performance targets and individual goals, including his own, our Compensation Committee rather than our Chief Executive Officer makes all determinations regarding individual and corporate goals and targets. Our Chief Executive Officer does not attend any portion of meetings at which his compensation is discussed.
Compensation Surveys and Compensation Consultants
In determining compensation levels, we regularly review compensation levels in our geographical area, compensation levels of companies that we deem to be similar to our company regardless of their location, competitive factors to enable us to attract executives from other companies, and, most importantly, compensation levels that we deem appropriate to attract, motivate, and retain our executives, with an emphasis on compensation levels at Northern California-based high-technology companies. From time to time, we retain the services of independent compensation consultants to review a wide variety of factors relevant to executive compensation, trends in executive compensation, and the identification of relevant comparable companies. Our Compensation Committee makes all determinations regarding the engagement, fees, and services of our compensation consultants, and our compensation consultants report directly to our Compensation Committee.
Base Salary
Our philosophy is to pay base salaries at competitive levels that enable us to attract, motivate, and retain highly qualified executives. Base salaries for executive officers reflect an executive’s position, responsibilities, experience, skills, performance, and contributions. In determining base compensation, we take into account competitive salary levels for similar positions at comparable companies and salary levels relative to other positions within our company. Our base salaries reflect our pay-for-performance philosophy that affords executives the opportunity to receive meaningful incentive compensation based on the performance of our company and our executives achieving individual goals set from time to time. As a result, our base salaries tend to be between the 25th and 50th percentiles of those of comparable companies.
Our Compensation Committee independently determines the base salary of our Chief Executive Officer. The base salaries for our other executives, other than our Chief Executive Officer, are determined by our Compensation Committee in conjunction with the recommendations of our Chief Executive Officer. Our Compensation Committee’s evaluation of the recommendations of our Chief Executive Officer considers the same factors outlined above.
Annual Bonuses
Annual bonuses are intended to provide incentive compensation to our executives who contribute substantially to the success of our company. The granting of such bonuses is based upon the achievement of company performance objectives, including meeting specified levels of operating profit, and individual performance goals. Our incentive compensation targets for annual bonuses for our executive officers are approved annually by our Board of Directors. Executive officer incentive compensation targets are subject to change based on our Compensation Committee’s periodic reviews of industry and competitive data, changes in individual responsibility, and our compensation philosophy.

The determination of annual bonuses involves a two-step process. First, we establish the annual target cash incentive compensation pool each fiscal year based on the aggregate cash incentive targets of all of our executive officers. The actual bonus pool for the year is subject to the satisfaction of specified operating profit targets and to adjustment based on company performance relative to the target operating profit approved by our Board of Directors at the beginning of the year. The adjustment to the pool equals 12.5% of the amount, if any, by which our actual operating profit for the fiscal year exceeds or falls short of the target operating profit level.
In step two, the bonus amount, if any, to be received from the available bonus pool by an executive is determined based on the executive’s position and responsibility level within our company. Further, our Compensation Committee exercises discretion in determining each executive’s award based upon the available pool, a subjective assessment of the achievement of individual performance goals, and any other relevant factors. We set target operating profit at levels designed to penalize disappointing performance and to reward exemplary performance as determined by our Compensation Committee. Achieving target operating profit levels and individual goals generally results in annual bonuses at or above the 50th percentile of bonuses for comparable companies.
Stock-Based Compensation Grants
Our company grants stock-based awards, including stock options and deferred stock units, periodically to our employees to provide them with additional incentive to work to maximize long-term total return to stockholders. Grants of stock-based awards are intended to result in limited rewards if the price of our common stock does not appreciate, but may provide substantial rewards to executives as our stockholders in general benefit from stock price appreciation. Grants of stock-based awards are intended to align the interests of our executives with those of our stockholders and to align compensation with the price performance of our common stock. Annual stock-based awards are intended to be competitive with those of comparable companies.
Under each stock-based incentive compensation plan, our Board of Directors or a committee approved by our Board of Directors is specified to act as the plan administrator, and our Board of Directors has authorized our Compensation Committee to make decisions regarding grants of stock-based awards to executive officers and employees of and consultants to our company. In general, stock-based awards are granted to employees at the onset of employment. If, in the opinion of the plan administrator, the performance of an existing employee merits an increase in the number of stock-based awards held, however, the plan administrator may elect to issue additional stock-based awards, such as additional stock options and deferred stock units, to that employee. The vesting period on grants is designed to encourage holders to continue in the employ of our company. The vesting schedule for stock options currently is generally 1/48th of the total shares each month after the grant date, and the vesting schedule for deferred stock units is generally 1/16th of the total shares each quarter after the date of grant. Stock options granted to our employees generally are incentive stock options, or qualified options under Section 422 of the Internal Revenue Code of 1986, as amended, or the Code, subject to calendar year vesting limitations under Section 422(d) with any balance being nonqualified stock options.
Other Benefits
Our company provides various employee benefit programs to our executive officers, including medical, dental, vision, life, and disability insurance benefits, a 401(k) retirement savings plan, and an employee stock purchase plan. These benefits are generally available to all regular full-time employees of our company.
Deductibility of Executive Compensation
We take into account the tax effect of our compensation. Section 162(m) of the Code, or Section 162(m), currently limits the deductibility for federal income tax purposes of compensation in excess of $1.0 million paid to each of any publicly held corporation’s chief executive officer and three other most highly compensated executive officers (excluding the chief financial officer). We may deduct certain types of compensation paid to any of these individuals only to the extent that such compensation during any fiscal year does not exceed $1.0 million. Qualifying performance-based compensation is not subject to the deduction limits if certain requirements are met.

Accounting Considerations
We account for stock-based employee compensation arrangements in accordance with the provisions of Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718 “Compensation — Stock Compensation.” In determining stock-based compensation, we consider the potential expense of those grants under FASB ASC Topic 718 and the impact on our earnings per share.
Policies for the Pricing and Timing of Stock-Based Compensation Grants
Generally, we provide for effective dates and set the price of all stock-based awards at the closing price of our stock on the Nasdaq Global Select Market on the second business day after each quarterly earnings release. We approve stock-based compensation at regularly scheduled meetings each year. In the case of new hires, vesting start dates are determined by the date the employee reports for service.
Fiscal 2011 Incentive Compensation Program
Compensation Consultants
We engaged Compensia, Inc. to assist us in connection with our fiscal 2011 incentive compensation program. We relied upon the Radford Executive Compensation Survey, a leading international compensation survey covering more than a thousand high-technology companies, and a group of peer companies identified by us after consultation with Compensia. We benchmarked our compensation levels with an emphasis on Northern California-based high-technology companies with revenue between $200.0 million and $1.0 billion. We believe that this group of companies represents our primary competition for attracting and retaining our executives. Examples of such companies included in the Radford Executive Compensation Survey are Atheros Communication, Atmel, Blue Coat Systems, Cypress Semiconductor, Intermec, Microchip Technology, Quantum, RF Micro Devices, Silicon Image, Silicon Laboratories, Skyworks Solutions, and TriQuint Semiconductor. The peer companies identified by us after consultation with Compensia were Atheros Communications, Atmel, Blue Coat Systems, Cypress Semiconductor, Emulex, InterDigital, Intermec, Netezza, NetGear, Novatel Wireless, Plantronics, PMC-Sierra, Polycom, Qlogic, Quantum, Riverbed Technology, Sigma Designs, Silicon Laboratories, STEC, and Zebra Technologies. Compensia provided us with the survey results and an analysis of our peer companies; determined our position among the peer companies; developed recommendations and guidelines for the structure of our compensation program; reviewed the overall compensation package; and advised our Compensation Committee regarding the appropriateness of our compensation program.
Fiscal 2011 Incentive Compensation Program
As is our practice, we set base salaries for our executive officers at the beginning of the fiscal year. Base salaries for our named executive officers were increased for fiscal 2011 as set forth below. The increases reflect performance assessments by our Compensation Committee and changes in comparable company base salary levels for the year.
Our fiscal 2011 incentive compensation bonus program was broad based with 100% of our worldwide non-commission-based employees participating. The portion of the incentive compensation bonus pool of $1.0 million established by our Board of Directors for our continuing named executive officers represented approximately 1.3% of our fiscal 2011 operating income. The amount of the bonus pool for fiscal 2011 reflected the aggregate cash incentive targets for all of our executive officers based on comparable company surveys and reaching a specified operating profit measure. The bonus amount paid to each executive from the bonus pool was determined based on the executive’s position and responsibility level within our company and a subjective assessment by our Compensation Committee of performance by the executive in satisfying individual goals. We believe that it was difficult for our executives to achieve their incentive compensation targets because achieving such target levels required a substantial increase in performance over the prior year’s results. Based on both individual performances and the assessment of our company’s overall performance in fiscal 2011, bonuses were awarded to our named executive officers as set forth below.

For fiscal 2011, our stock-based incentive compensation grants for executive officers took the form of grants of stock options as was the case for fiscal 2010 and fiscal 2009. In fiscal 2011, we granted stock options to certain executive officers and other employees under the program, including those to our named executive officers as set forth below. The amount of stock options granted to each executive officer during fiscal 2011 reflected the executive’s position within our company, stock option grants by comparable companies for comparable positions, and the stock options held by the executive. The vesting schedule for stock option awards was generally 1/48th each month after the grant date. The vesting schedule is designed to encourage executives to continue in the employ of our company. Each executive forfeits the unvested portion, if any, of the stock options if the executive’s service to our company is terminated for any reason, except as may otherwise be determined by our Board of Directors.
Mr. Knittel’s individual performance goals for fiscal 2011 were to improve customer satisfaction, direct our future business growth plan, enhance operating profit, and develop and build our employee base. Mr. Knittel received a 48.9% increase in base salary in October 2010 to reflect his changed position from Executive Vice President to Interim President and Chief Executive Officer, to align his base salary with comparable company base salaries, and to reflect his job performance. Mr. Knittel received a bonus payout of 100% of his target bonus and options to purchase 534,400 shares of our common stock. We paid Mr. Knittel a discretionary bonus of $116,667 for fiscal 2011 in recognition of the deferral of his planned retirement to accept the responsibilities of this interim role for our company and for his outstanding performance during his tenure in this position. Mr. Knittel also received options to purchase 131,000 shares of our common stock in connection with his appointment as our Interim President and Chief Executive Officer in October 2010. Mr. Knittel’s compensation reflects our agreement with him regarding his base salary and bonus in connection with his appointment, as well as his role as Interim President and Chief Executive Officer of our company, the performance of our company in fiscal 2011, and the satisfactory achievement of his individual performance goals for the year.
Ms. Bayless’ individual performance goals for fiscal 2011 were to support our business growth objectives with appropriate processes and controls, monitor and review our corporate and financial structure, set future financial strategy, and foster an environment of high integrity and ethics and regulatory compliance. Ms. Bayless received a 2.5% increase in base salary in July 2010 to align her base salary with comparable company base salaries and to reflect her job performance. Ms. Bayless received a bonus payout of 100% of her target bonus and options to purchase 37,500 shares of our common stock. Ms. Bayless’ compensation for fiscal 2011 reflects her role as our Chief Financial Officer, the performance of our company during fiscal 2011, and the satisfactory achievement of her individual performance goals for the year.
Mr. Barber joined our company on January 10, 2011, and his individual performance goals for fiscal 2011 were to improve customer satisfaction; develop and expand strategic relationships to enhance our ability to offer value-added solutions to our customers and penetrate new markets; and develop and build our employee base. Mr. Barber received a bonus payout of 100% of his pro-rated target bonus and options to purchase 110,000 shares of our common stock. Mr. Barber’s compensation for fiscal 2011 reflects his appointment as our Senior Vice President and General Manager of our Handheld Division, the performance of our company during fiscal 2011, and the satisfactory achievement of his individual performance goals for the year.
Mr. Long’s individual performance goals for fiscal 2011 were to provide leadership and direction with sales strategies designed to develop and expand strategic relationships with our existing customers and to penetrate new markets. Mr. Long received a 4.0% increase in base salary in July 2010 to align his base salary with comparable company base salaries and to reflect his job performance. Mr. Long received a bonus payout of 100% of his target bonus and options to purchase 37,500 shares of our common stock. In addition, we paid Mr. Long a $40,000 discretionary bonus in recognition of his leadership of the Handheld Division prior to transitioning these responsibilities to Mr. Barber, who joined our company in January 2011. The increase in the base salary, the bonus level, and the stock-based compensation reflect the performance of our company during fiscal 2011 and the satisfactory achievement of his individual performance goals for the year.
Mr. Wong’s individual performance goals for fiscal 2011 were to drive value engineering and continuous cost reduction, enhance supply chain capabilities, establish customer-centric product manufacturing solutions, and enhance operating profit. Mr. Wong received a 7.0% increase in base salary in July 2010 to align his base salary with comparable company base salaries. Mr. Wong received a bonus payout of 97.5% of his target bonus and options to purchase 35,000 shares of our common stock. The increase in the base salary, the bonus level, and the stock-based compensation reflect the performance of our company during fiscal 2011 and the satisfactory achievement of his individual performance goals for the year.

We are a party to a Change of Control and Severance Agreement with Mr. Knittel and a Separation Agreement and Release with Mr. Tiernan, each of which is described below.
COMPENSATION COMMITTEE REPORT
Our Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” included in this proxy statement and, based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement.
Respectfully submitted,
Richard L. Sanquini, Chairman
Keith B. Geeslin
James L. Whims

EXECUTIVE COMPENSATION
Summary of Cash and Other Compensation
The following table sets forth, for the fiscal years ended June 30, 2011, 2010, and 2009, information regarding compensation for services in all capacities to us and our subsidiaries received by our Chief Executive Officer, our Chief Financial Officer, our three other most highly compensated executive officers during fiscal 2011 whose aggregate cash compensation exceeded $100,000, and one individual who served as our Chief Executive Officer during fiscal 2011.
SUMMARY COMPENSATION TABLE

								Change in
								Pension
							Non-Equity	Value and
							Incentive	Nonqualified
					Stock	Option	Plan	Deferred	All Other
		Salary	Bonus		Awards	Awards	Compensation	Compensation	Compensation		Total
Name and Principal Position	Year	($)(1)	($)(2)		($)(3)	($)(4)	($)(5)	Earnings ($)(6)	($)(7)		($)(8)
Russell J. Knittel(9)	2011	$433,445	$116,667		—	$7,475,746	$407,300	—	$4,125		$8,437,283
Interim President and	2010	$319,000	—		—	$1,278,859	$212,321	—	$4,413		$1,814,593
Chief Executive Officer	2009	$307,000	—		—	$1,642,163	$275,800	—	$4,125		$2,229,088
Kathleen A. Bayless(10)	2011	$310,575	—		—	$414,506	$201,875	—	$4,220		$931,176
Senior Vice President,	2010	$303,000	—		—	$543,044	$172,710	—	$6,038		$1,024,792
Chief Financial Officer, and Treasurer	2009	$99,039	—		—	$2,263,725	$60,000	—	$1,875		$2,424,639
Kevin D. Barber(11)	2011	$117,161	$30,000	(12)	—	$1,215,885	$67,375	—	$1,531		$1,431,952
Senior Vice President and General Manager, Handheld Division
David B. Long(13)	2011	$249,444	$40,000		—	$414,506	$162,150	—	$4,209		$870,309
Senior Vice President of	2010	$239,850	—		—	$475,164	$136,715	—	$4,197		$855,926
Worldwide Sales	2009	$230,410	—		—	$471,527	$127,373	—	$4,032		$833,342
Alex Wong(14)	2011	$246,154	—		—	$440,261	$120,025	—	$18,326	(15)	$824,766
Senior Vice President of	2010	$230,050	—		—	$590,243	$131,129	—	$4,217		$955,639
Worldwide Operations	2009	$215,080	—		—	$656,865	$109,893	—	$4,345		$986,183
Thomas J. Tiernan(16)	2011	$127,885	—		$36,733	$2,035,397	—	—	$1,045,578	(17)	$3,245,593
President and Chief	2010	$425,000	—		—	$2,951,213	$327,038	—	$4,594		$3,707,845
Executive Officer	2009	$350,000	—		—	$2,526,405	$286,954	—	$4,094		$3,167,453

(1)
The base salaries set forth in this column reflect salary increases effective as of the first day of our 2011, 2010, and 2009 fiscal years for each of the named executive officers, except for Mr. Knittel whose base salary was increased in October 2010 in connection with his appointment as our Interim President and Chief Executive Officer.

(2)
Except as otherwise indicated, the amounts shown in this column constitute discretionary bonuses paid for fiscal 2011. No discretionary bonuses were paid for fiscal 2010 or 2009. See “Compensation Discussion and Analysis — Fiscal 2011 Incentive Compensation Program” for more information.

(3)
The amounts shown in this column represent the grant date fair value of deferred stock unit awards as well as any modification charge determined in accordance with FASB ASC Topic 718 “Compensation — Stock Compensation,” excluding the effects of forfeitures. The fiscal 2009 deferred stock unit award amounts for Messrs. Knittel and Tiernan were restated from previous proxy disclosures to reflect changes in SEC rules, which replaced previously mandated disclosure of the dollar amount recognized for their specific deferred stock unit awards in the financial statements in accordance with FASB ASC Topic 718. We determine the grant date fair value of each deferred stock unit award using the closing price of our common stock on the date of grant. Each named executive officer forfeits the unvested portion, if any, of the officer’s deferred stock units if the officer’s service to our company is terminated for any reason, except as may otherwise be determined by the plan committee appointed by our Board of Directors as the administrator of our 2010 Incentive Compensation Plan, or by our Board of Directors as the administrator of our 2001 Incentive Compensation Plan. Under the terms of Mr. Tiernan’s Separation Agreement and Release, all of his outstanding deferred stock unit awards were modified to provide for an additional 12 months of vesting subsequent to his resignation date. The modified value was determined by comparing the values immediately after the modification to values immediately before the modification, and the increase in value represents the grant date fair value associated with the modification of the vesting terms of his outstanding deferred stock unit awards on October 8, 2010. For further information on these awards, see the “Grants of Plan-Based Awards” table of this proxy statement.

(4)
The amounts shown in this column reflect the grant date fair value of stock option awards as well as any modification charge determined in accordance with FASB ASC Topic 718 “Compensation - Stock Compensation,” excluding the effects of forfeitures. The fiscal 2009 stock option award amounts for Messrs. Knittel and Tiernan were restated from previous proxy disclosures to reflect changes in SEC rules, which replaced previously mandated disclosure of the dollar amount recognized for their specific stock option awards in the financial statements in accordance with FASB ASC Topic 718. The assumptions used in determining the grant date fair value of stock option awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended June 30, 2011. Each named executive officer forfeits the unvested portion, if any, of the officer’s stock options if the officer’s service to our company is terminated for any reason, except as may otherwise be determined by the plan committee appointed by our Board of Directors as the administrator of our 2010 Incentive Compensation Plan, or by our Board of Directors as the administrator of our 2001 Incentive Compensation Plan. For Mr. Knittel, the vesting on any stock option awards will accelerate upon a change of control of our company. Under the terms of Mr. Tiernan’s Separation Agreement and Release, all of his outstanding stock option awards were modified to provide for an additional 12 months of vesting subsequent to his resignation date. The modified value was determined by comparing the values immediately after the modification to values immediately before the modification, and the increase in value represents the grant date fair value associated with the modification of the vesting terms of his outstanding stock option awards on October 8, 2010. Accordingly, the amount shown for Mr. Tiernan represents (i) $628,945 for the full grant-date fair value of his fiscal 2011 stock option awards and (ii) $1,406,452 for the incremental fair value of his modified stock option awards, computed as of the date of modification in accordance with FASB ASC Topic 718. For further information on these awards, see the “Grants of Plan-Based Awards” table of this proxy statement.

(5)
The amounts shown in this column constitute amounts earned under our fiscal 2011, 2010, and 2009 incentive compensation programs, which include amounts that were calculated, approved, and paid in fiscal 2012, 2011, and 2010, respectively. See “Compensation Discussion and Analysis — Fiscal 2011 Incentive Compensation Program” for more information regarding our fiscal 2011 incentive compensation program.

(6)	We do not maintain any pension or nonqualified deferred compensation programs.

(7)	Except as otherwise indicated, the amounts shown in this column consist of matching contributions to our company’s 401(k) plan.

(8)	The dollar value in this column for each named executive officer represents the sum of all compensation reflected in the previous columns.

(9)
Mr. Knittel has served as our Interim President and Chief Executive Officer since October 2010. Mr. Knittel served as our Chief Financial Officer, Secretary, and Treasurer from November 2001 until September 2009 and as Executive Vice President of our company from July 2007 until October 2010.

(10)	Ms. Bayless has served as our Chief Financial Officer and Treasurer since September 2009. Ms. Bayless served as Senior Vice President of our company since March 2009.

(11)	Mr. Barber has served as our Senior Vice President and General Manager of our Handheld Division since January 2011.

(12)	This amount is a $30,000 one-time cash sign-on bonus.

(13)	Mr. Long has served as our Senior Vice President of Worldwide Sales since July 2010. Mr. Long served as Vice President of Worldwide Sales of our company from January 2008 to July 2010.

(14)	Mr. Wong has served as our Senior Vice President of Worldwide Operations since July 2010. Mr. Wong served as Vice President of Worldwide Operations of our company from September 2006 to July 2010.

(15)	This amount includes a $14,201 payment of the cash value of accrued flexible time off and $4,125 of matching contributions to our company’s 401(k) plan.

(16)
Mr. Tiernan served as our Chief Executive Officer from July 2009 and as our President from July 2008 until his departure from our company in October 2010. Mr. Tiernan served as Chief Operating Officer of our company from July 2008 until July 2009 and as Executive Vice President and General Manager of our company from July 2007 until July 2008.

(17)
This amount includes severance of $950,000; a $73,078 payment of the cash value of accrued flexible time off; and $21,031 of premiums for continued health insurance benefits, life insurance, and disability coverage paid pursuant to the Separation Agreement and Release with Mr. Tiernan; and $1,469 of matching contributions to our company’s 401(k) plan.

Grants of Plan-Based Awards
The following table sets forth certain information with respect to grants of plan-based awards to our named executive officers in the fiscal year ended June 30, 2011.
GRANTS OF PLAN-BASED AWARDS

									All Other	All Other
									Stock	Option
									Awards:	Awards:	Exercise
			Estimated Future Payouts			Estimated Future Payouts			Number	Number of	or Base	Grant Date
			Under Non-Equity			Under Equity Incentive			of Shares	Securities	Price of	Fair Value of
			Incentive Plan Awards			Plan Awards			of Stock	Underlying	Option	Stock and
			Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Option
Name	Grant Date		($)	($)	($)	(#)	(#)	(#)	(#)	(#)(1)	($/Sh)	Awards(2)
Russell J. Knittel	05/19/2011		—	—	—	—	—	—	—	524,400	$29.38	$6,054,618
	01/24/2011		—	—	—	—	—	—	—	10,000	$27.99	$110,535
	10/13/2010		—	—	—	—	—	—	—	131,100	$25.55	$1,310,594
Kathleen A. Bayless	01/24/2011		—	—	—	—	—	—	—	37,500	$27.99	$414,506
Kevin D. Barber	01/24/2011		—	—	—	—	—	—	—	110,000	$27.99	$1,215,885
David B. Long	01/24/2011		—	—	—	—	—	—	—	37,500	$27.99	$414,506
Alex Wong	08/02/2010		—	—	—	—	—	—	—	35,000	$31.73	$440,262
Thomas J. Tiernan	08/02/2010		—	—	—	—	—	—	—	50,000	$31.73	$628,945
	10/08/2010	(3)	—	—	—	—	—	—	—	83,282	$21.92	$310,935
	10/08/2010	(3)	—	—	—	—	—	—	—	118,750	$34.01	$284,772
	10/08/2010	(3)	—	—	—	—	—	—	—	121,874	$25.50	$497,086
	10/08/2010	(3)	—	—	—	—	—	—	—	14,582	$31.73	$43,046
	10/08/2010	(3)	—	—	—	—	—	—	—	196,505	$14.59	$95,520
	10/08/2010	(3)	—	—	—	—	—	—	—	67,500	$19.21	$175,093
	10/08/2010	(3)	—	—	—	—	—	—	1,409	—	—	$36,733

(1)
These stock options awards were granted under our 2010 Incentive Compensation Plan or our 2001 Incentive Compensation Plan and generally vest 1/48th of the total shares each month after the date of grant. Each named executive officer forfeits the unvested portion, if any, of the officer’s stock options if the officer’s service to our company is terminated for any reason except as may otherwise be determined by the plan committee approved by our Board of Directors as the administrator of our 2010 Incentive Compensation Plan, or by our Board of Directors as the administrator of our 2001 Incentive Compensation Plan. For Mr. Knittel, the vesting on any stock option awards will accelerate upon a change of control of our company.

(2)
The amounts shown in this column represent the grant date fair value for stock option awards granted to our named executive officers as well as any modification charge during the covered year calculated in accordance with FASB ASC Topic 718 “Compensation — Stock Compensation,” excluding the effects of forfeitures. The assumptions used in determining the grant date fair value of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended June 30, 2011.

(3)
Under the terms of Mr. Tiernan’s Separation Agreement and Release, all of his outstanding equity based compensation awards were modified to provide for an additional 12 months vesting subsequent to his resignation date. The modified value was determined by comparing the values immediately after the modification to values immediately before the modification, and the increase in value represents the grant date fair value associated with the modification of the vesting terms of his outstanding equity based compensation awards on October 8, 2010.

Outstanding Equity Awards
The following table sets forth information with respect to outstanding equity-based awards held by our named executive officers as of June 30, 2011.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
			Equity						Equity Incentive
			Incentive			Number	Market	Equity Incentive	Plan Awards:
	Number	Number	Plan Awards:			of	Value of	Plan Awards:	Market or
	of	of	Number of			Shares or	Shares or	Number	Payout Value
	Securities	Securities	Securities			Units of	Units of	of Unearned	of Unearned
	Underlying	Underlying	Underlying			Stock	Stock	Shares, Units or	Shares, Units or
	Unexercised	Unexercised	Unexcercised	Option		That Have	That Have	Other Rights	Other Rights
	Options	Options	Unearned	Exercise	Option	Not	Not	That Have	That Have
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Not Vested	Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Russell J. Knittel	—	131,100	—	$25.50	10/13/20	—	—	—	—
	44,687	52,813		$25.50	08/03/19
	69,061	28,439		$34.01	08/04/18
	21,850	502,550		$29.38	05/19/18
	10,000	3,750		$27.99	01/24/18
	86,250	—		$26.47	08/13/17
	42,189	—		$14.02	07/25/16
	26,744	—		$14.33	07/26/15
Kathleen A. Bayless	14,166	25,834	—	$26.28	01/25/20	—	—	—	—
	106,562	98,438		$19.40	03/02/19
	3,905	33,595		$27.99	01/24/18
Kevin D. Barber	—	110,000	—	$27.99	01/24/18	—	—	—	—
David B. Long	12,395	22,605	—	$26.28	01/25/20	—	—	—	—
	21,873	15,627		$24.33	01/26/19
	3,905	33,595		$27.99	01/24/18
	128,125	21,875		$26.17	01/07/18
Alex Wong	7,291	27,709	—	$31.73	08/02/20	—	—	—	—
	4,624	24,376		$25.50	08/03/19
	27,624	11,376		$34.01	08/04/18
	35,937	1,563		$26.47	08/13/17
Thomas J. Tiernan	5,157	8,125	—	$21.92	01/06/12	—	—	—	—
	106,250	12,500		$34.01	01/06/12
	103,124	18,750		$25.50	01/06/12
	10,416	4,166		$31.73	01/06/12
	7,500	—		$19.21	01/06/12

The vesting schedule for stock options currently is generally 1/48th of the total shares each month after the grant date. The vesting schedule for deferred stock units currently is generally 1/16th of the total shares each quarter after the date of grant.
Option Exercises and Vested Stock
The following table describes, for our named executive officers, the number of shares acquired on the exercise of options and vesting of stock awards and the value realized on exercise of options and vesting of stock awards during the fiscal year ended June 30, 2011.
OPTION EXERCISES AND STOCK VESTING

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
Name	Exercise(#)	on Exercise($)	Vesting(#)	on Vesting($)
Russell J. Knittel	6,976	$123,157	468	$14,850
Kathleen A. Bayless	20,000	$228,874	—	—
Kevin D. Barber	—	—	—	—
David B. Long	—	—	—	—
Alex Wong	50,970	$549,215	1,058	$31,244
Thomas J. Tiernan	326,505	$3,844,941	1,877	$54,113
For option awards, the value realized is computed as the difference between the market price on the date of exercise and the exercise price multiplied by the number of options exercised. For stock awards, the value realized is computed as the market price on the later of the date the restrictions lapse or the delivery date multiplied by the number of shares vested.
Pension Benefits
We do not offer any pension benefits for any of our employees. We maintain a 401(k) plan in which our employees may participate, and we provide matching funds of 25% of the employee’s contribution up to a maximum of $4,125 per employee on a calendar year basis.
Nonqualified Deferred Compensation
We do not provide for any nonqualified deferred compensation for any of our employees.
Employment Agreements
We do not have employment contracts with any of our executive officers or directors. We do have, however, a Change of Control and Severance Agreement with Mr. Knittel. We offer our employees a 401(k) match and an employee stock purchase plan, as well as medical, dental, vision, life, and disability insurance benefits. Our executive officers and other personnel are eligible to receive incentive bonuses and are eligible to receive stock-based awards under our incentive compensation plans.
Severance Policy
We maintain a severance policy for certain executive officers designated by our Board of Directors and who have completed at least one full year of employment with our company. Under the policy, we will pay base salary and targeted bonus and maintain benefits following a termination of employment by us without good cause or by the executive officer for good reason for one year in the case of our Chief Executive Officer and six months in the case of our other designated executive officers and continue to vest stock options and deferred stock units for one year in the case of our Chief Executive Officer and six months in the case of our other designated executive officers unless the stock options or deferred stock units provide otherwise. In the event of death, we will pay to the estate of the executive the executive’s base salary and targeted bonus and maintain benefits for the executive’s dependents for one year in the case of our Chief Executive Officer and six months in the case of our other designated executive officers. In the event of disability, we will pay base salary and targeted bonus for one year in the case of our Chief Executive Officer and 50% of the base salary and targeted bonus in the case of our other designated executive officers. Messrs. Knittel, Long, and Wong and Ms. Bayless currently are subject to the severance policy.

Change of Control and Severance Agreement
We are a party to a Change of Control and Severance Agreement with Mr. Knittel. The agreement becomes effective upon a change of control of our company as defined in the agreement. Under the agreement, Mr. Knittel has agreed to remain employed by our company or its successor for a rolling one-year period after a change of control upon the same terms and conditions that existed immediately prior to the change of control and to refrain from competing with our company during the term of employment and while any severance payments are being made. The agreement provides for the payment by our company, for one year after termination of employment by our company without good cause or by the executive for good reason, as defined in the agreement, or by the executive for any reason during the 30-day period following the first anniversary of the change of control, of compensation equal to the greater of the average of the base salary and bonus for the two years prior to such termination or the base salary and targeted bonus for the fiscal year in which such termination occurs. In the case of such termination, the agreement also provides for the continuation of insurance coverage on the executive and the executive’s family for one year. In addition, the agreement provides for the continuation of base salary payments and benefit coverage for the executive’s family for a period of 12 months after the death of the executive and for the payment in the event of disability of a lump sum equal to the greater of the average of the base salary and bonus for the two fiscal years prior to such termination or the executive’s base salary and targeted bonus for the fiscal year in which such termination occurs. The agreement provides that in the event of a change of control, 50% of unvested stock options and deferred stock units vest immediately and the remaining 50% of unvested stock options and deferred stock units vest immediately if the executive is terminated by our company without good cause or by the executive for good reason. All vested stock options, including those vesting under the terms of the agreement, will be exercisable during their full term in the event of a change of control.
All unexercisable stock options and unvested deferred stock units held by Mr. Knittel included in the “Outstanding Equity Awards at Fiscal Year-End” table of this proxy statement are subject to the provisions of the Change of Control and Severance Agreement described above.
Potential Payments Upon Termination or Change in Control
The following tables set forth certain information regarding potential payments and other benefits that would be payable to each of Messrs. Knittel, Long, and Wong and Ms. Bayless upon termination of employment or a change of control of our company. The tables below assume that the termination or change of control event took place on June 30, 2011.
Russell J. Knittel

		Termination without
		Good Cause or with
		Good Reason
	Termination without	Following a
	Good Cause or with	Qualifying Change of
Executive Benefits	Good Reason	Control	Death	Disability
Cash-based Severance	$950,000	$950,000	$950,000	$950,000
Health and Welfare Benefits	14,874	14,874	14,874	—
Equity Treatment (1)	—	—	—	—

(1)
The amounts shown represent the market value of unvested stock options that would become fully vested upon termination without good cause or with good reason following a qualifying change in control or that would continue to vest upon termination without good cause or with good reason. The market value of our common stock was below the exercise price for all of Mr. Knittel’s unvested stock options as of June 30, 2011.

Kathleen A. Bayless

	Termination without Good
Executive Benefits	Cause or with Good Reason	Death	Disability
Cash-based Severance	$256,225	$256,225	$256,225
Health and Welfare Benefits	10,516	10,516	—
Equity Treatment (1)	158,063	—	—

(1)	The amounts shown represent the market value of unvested stock options that would continue to vest upon termination without good cause or with good reason.
David B. Long

	Termination without Good
Executive Benefits	Cause or with Good Reason	Death	Disability
Cash-based Severance	$205,800	$205,800	$205,800
Health and Welfare Benefits	10,516	10,516	—
Equity Treatment (1)	3,234	—	—

(1)	The amounts shown represent the market value of unvested stock options that would continue to vest upon termination without good cause or with good reason.
Alex Wong

	Termination without Good
Executive Benefits	Cause or with Good Reason	Death	Disability
Cash-based Severance	$184,625	$184,625	$184,625
Health and Welfare Benefits	10,516	10,516	—
Equity Treatment (1)	—	—	—

(1)
The amounts shown represent the market value of unvested stock options that would continue to vest upon termination without good cause or with good reason. The market value of our common stock was below the exercise price for all of Mr. Wong’s unvested stock options as of June 30, 2011.

Thomas J. Tiernan
Mr. Tiernan resigned as President and Chief Executive Officer of our company in October 2010. We are a party to a Separation Agreement and Release with Mr. Tiernan in connection with Mr. Tiernan leaving our company. Under this agreement, for a period of 12 months, we continue to pay Mr. Tiernan’s base salary in effect at the time of his resignation, vest Mr. Tiernan’s unvested stock options and deferred stock units, and pay premiums for continued health insurance benefits, life insurance, and disability coverage to which our employees are entitled, and, in two equal payments, pay 100% of Mr. Tiernan’s targeted bonus. In addition, all of Mr. Tiernan’s vested stock options, including such stock options that vest during the 12-month period referred to above, are exercisable during such 12-month period and remain exercisable for a period determined as if Mr. Tiernan terminated his employment as of October 8, 2011, but not beyond the original term of such stock option.

The following table sets forth certain information regarding payments and other benefits payable to Mr. Tiernan upon termination of his employment pursuant to the Separation Agreement and Release.

Executive Benefits
Cash-based Severance	$950,000
Health and Welfare Benefits	$21,031
Other Benefits (1)	$73,078
Equity Treatment (2)	$2,072,130

(1)	The amount shown is payment of the cash value of accrued flexible time off.

(2)
The amount shown represents (i) $36,733 for the incremental fair value of his modified deferred stock unit award, (ii) $628,945 for the full grant-date fair value of his fiscal 2011 stock option awards, and (iii) $1,406,452 for the incremental fair value of his modified stock option awards, each computed as of October 8, 2010 in accordance with FASB ASC Topic 718. For further information on these awards, see the “Grants of Plan-Based Awards” table of this proxy statement.

Indemnification Under Our Certificate of Incorporation and Bylaws
Our Certificate of Incorporation provides that no director will be personally liable to our company or its stockholders for monetary damages for breach of a fiduciary duty as a director, except to the extent such exemption or limitation of liability is not permitted under the Delaware General Corporation Law, or the DGCL. The effect of this provision in the Certificate of Incorporation is to eliminate the rights of our company and its stockholders, either directly or through stockholders’ derivative suits brought on behalf of our company, to recover monetary damages from a director for breach of the fiduciary duty of care as a director except in those instances described under the DGCL. In addition, we have adopted provisions in our bylaws and entered into indemnification agreements that require us to indemnify our directors, officers, and certain other representatives of our company against expenses and certain other liabilities arising out of their conduct on behalf of our company to the maximum extent and under all circumstances permitted by law. Indemnification may not apply in certain circumstances to actions arising under the federal securities laws.

Share-Based Compensation Plan Information
The following table sets forth information, as of June 30, 2011, with respect to our common stock that may be issued from both stockholder approved and unapproved plans upon delivery of shares for deferred stock units, exercise of outstanding stock options, the weighted average exercise price of outstanding stock options, and the number of securities available for future issuance under our various share-based compensation plans.

Number of
Securities
Remaining
Available
	Number of			for Future Issuance
	Securities to	Number of		Under Share-Based
	be Issued	Securities to	Weighted-	Compensation Plans
	Upon	be Issued	Average	(Excluding
	Delivery of	Upon	Exercise	Securities
	Shares for	Exercise of	Price of	Reflected in
	Deferred	Outstanding	Outstanding	Columns
	Stock Units	Options	Options	(a) and (b))
Plan Category	(a)	(b)	(c)	(d)
Share-Based Compensation Plans Approved by Stockholders	868,025	7,835,499	$24.71	3,777,590

Share-Based Compensation Plans Not Approved by Stockholders	—	—	—	—

Total	868,025	7,835,499	$24.71	3,777,590

1996 Stock Option Plan
Our 1996 Stock Option Plan was adopted to provide for the grant of incentive stock options to our employees, including employee directors, and of nonstatutory stock options to our employees, directors, and consultants. The purposes of the 1996 Stock Option Plan were to attract and retain the best available personnel, to provide additional incentives to our employees and consultants, and to promote the success of our business. The 1996 Stock Option Plan was originally adopted by our Board of Directors in December 1996 and approved by our stockholders in November 1996. The 1996 Stock Option Plan terminated in December 2006. As of June 30, 2011, options to purchase 4,500 shares of our common stock were outstanding under the 1996 Stock Option Plan and 7,576,146 shares had been issued upon exercise of outstanding options.
2000 Nonstatutory Stock Option Plan
Our 2000 Nonstatutory Stock Option Plan provides for the grant of nonstatutory stock options to our employees and consultants. The purposes of the 2000 Nonstatutory Stock Option Plan are to attract and retain the best available personnel, to provide additional incentives to our employees and consultants, and to promote the success of our business. The 2000 Nonstatutory Stock Option Plan was adopted by our Board of Directors in September 2000. The 2000 Nonstatutory Stock Option Plan provides for the issuance of options to purchase up to 300,000 shares of our common stock. The 2000 Nonstatutory Stock Option Plan terminated in September 2010. As of June 30, 2011, there were no options to purchase shares of our common stock outstanding under the 2000 Nonstatutory Stock Option Plan and 243,624 shares had been issued upon exercise of outstanding options.

2001 Incentive Compensation Plan
Our 2001 Incentive Compensation Plan, as amended, is designed to attract, motivate, retain, and reward our executives, employees, officers, directors, and independent contractors, by providing such persons with annual and long-term performance incentives to expend their maximum efforts in the creation of stockholder value. The 2001 Incentive Compensation Plan was adopted by our Board of Directors in March 2001 and approved by our stockholders in November 2001. Our 2001 Incentive Compensation Plan was replaced by our 2010 Incentive Compensation Plan upon approval by our stockholders in October 2010. As of June 30, 2011, options to purchase 6,661,775 shares of our common stock and 510,476 deferred stock units were outstanding under the 2001 Incentive Compensation Plan and 8,363,081 shares had been issued upon exercise of outstanding options and 711,737 net shares had been delivered upon vesting of deferred stock units.
2001 Employee Stock Purchase Plan
Our 2001 Employee Stock Purchase Plan, as amended, was designed to encourage stock ownership in our company by our employees, thereby enhancing employee interest in our continued success. The 2001 Employee Stock Purchase Plan was adopted by our Board of Directors in March 2001 and approved by our stockholders in November 2001. One million shares of our common stock were initially reserved for issuance under the 2001 Employee Stock Purchase Plan. An annual increase was made equal to the lesser of 500,000 shares, 1% of all shares of common stock outstanding, or a lesser amount determined by our Board of Directors. During the year ended June 30, 2011, our Board of Directors authorized an additional 340,205 shares under the 2001 Employee Stock Purchase Plan. The 2001 Employee Stock Purchase Plan expired in December 2010. As of June 30, 2011, there were no shares reserved for issuance under the 2001 Employee Stock Purchase Plan. During fiscal 2011, 320,745 shares of common stock were issued and 225,375 shares expired under the 2001 Employee Stock Purchase Plan.
2010 Incentive Compensation Plan
Our 2010 Incentive Compensation Plan is designed to attract, motivate, retain, and reward our executives, employees, officers, directors, and consultants by providing such persons with annual and long-term performance incentives to expend their maximum efforts in the creation of stockholder value. The 2010 Incentive Compensation Plan was adopted by our Board of Directors in August 2010 and approved by our stockholders in October 2010. Under the 2010 Incentive Compensation Plan, an aggregate of 3,777,590 shares of our common stock as of the end of fiscal 2011 may be issued pursuant to the granting of options to acquire common stock, the direct granting of restricted common stock and deferred stock, the granting of stock appreciation rights, or the granting of dividend equivalents. As of June 30, 2011, options to purchase 1,353,236 shares of our common stock and 356,349 deferred stock units were outstanding under the 2010 Incentive Compensation Plan and no shares had been issued upon exercise of outstanding options and 8,144 net shares had been delivered upon vesting of deferred stock units.
2010 Employee Stock Purchase Plan
Our 2010 Employee Stock Purchase Plan is designed to provide our employees with an opportunity to acquire a proprietary interest in our company and thereby align their interests with the interests of our other stockholders and give them an additional incentive to use their best efforts for the long-term success of our company. The 2010 Employee Stock Purchase Plan was adopted by our Board of Directors in August 2010 and approved by our stockholders in October 2010 and we initially reserved for issuance 650,000 shares of our common stock. Beginning in fiscal 2012 and ending in fiscal 2019, an annual increase will be made equal to the lesser of 500,000 shares, 1% of all shares of common stock outstanding, or a lesser amount determined by our Board of Directors. During the year ended June 30, 2011, our Board of Directors determined it was not necessary to increase the number of shares available under our 2010 Employee Stock Purchase Plan. The cumulative shares authorized under the 2010 ESPP will be less than 10% of our shares outstanding from time to time, unless a greater number of shares is authorized by our stockholders. As of June 30, 2011, there were 573,541 shares reserved for issuance under the 2010 Employee Stock Purchase Plan. During fiscal 2011, 76,459 shares of common stock were issued under the 2010 Employee Stock Purchase Plan.

401(k) Retirement Savings Plan
In July 1991, we adopted a 401(k) Retirement Savings Plan for which our regular full-time employees generally are eligible. The 401(k) Retirement Savings Plan is intended to qualify under Section 401(k) of the Code, so that contributions to the 401(k) Retirement Savings Plan by employees or by us and the investment earnings on the contributions are not taxable to the employees until withdrawn. Our contributions are deductible by us when made. Our employees may elect to reduce their current compensation by an amount equal to the maximum of 30% of total annual compensation or the annual limit permitted by law and to have those funds contributed to the 401(k) Retirement Savings Plan. We provide matching funds of 25% of the employee’s contribution up to a maximum of $4,125 on a calendar year basis.

DIRECTOR COMPENSATION
We pay each non-employee director an annual retainer of $40,000 in cash or stock at the director’s election and pay our Chairman of the Board an additional annual retainer of $67,344. We also pay our non-employee directors an annual retainer for committee services in cash or stock at the director’s election as follows:

	Committee	Committee
	Chairman	Member
Audit Committee	$25,000	$10,000
Compensation Committee	$15,000	$7,500
Nominations and Corporate Governance Committee	$9,000	$5,000
Annual retainers for board and committee services are paid in quarterly installments.
In addition, non-employee directors are eligible to receive annual grants of stock options and deferred stock units under our 2010 Incentive Compensation Plan, with each non-employee director eligible to receive an annual grant of 3,000 deferred stock units and an annual grant of stock options to purchase 6,000 shares of our common stock. Newly elected non-employee directors receive an initial stock option grant to purchase 25,000 shares of our common stock. We reimburse non-employee directors for expenses incurred to attend Board of Directors and committee meetings.
Changes in Director Compensation in Fiscal 2011
For fiscal 2011, our Board of Directors evaluated the annual compensation arrangements for our directors, which have not been adjusted since fiscal 2007. We engaged Compensia to assist us in connection with this evaluation. Compensia provided our Compensation Committee with a market analysis of director compensation; developed recommendations regarding director compensation; reviewed the overall director compensation package and; advised our Compensation Committee regarding the appropriateness of our director compensation arrangements. After consulting with Compensia, our Compensation Committee recommended and our Board of Directors approved the following changes to our director compensation arrangements, which became effective beginning in the second quarter of fiscal 2011:
•	eliminated all Board and committee meeting fees;
•	increased the annual retainer for non-employee directors to $40,000 and established an additional annual retainer for our Chairman of the Board, each payable in quarterly installments;
•	increased the annual committee retainer fees, in part to reflect the elimination of committee meeting fees, and in recognition of the time commitment and responsibilities assumed in these positions;
•
revised the annual equity grants to non-employee directors by reducing the size of the annual stock option grant from 28,125 stock options (or an equivalent annual grant of stock options and deferred stock units) for our Chairman of the Board and 18,750 stock options (or an equivalent annual grant of stock options and deferred stock units) for our other non-employee directors to 3,000 deferred stock units and 6,000 stock options for all of our non-employee directors;

•
reduced the initial stock option grant to newly elected non-employee directors from 75,000 stock options (or an equivalent annual grant of stock options and deferred stock units) to 25,000 stock options; and

•	revised the vesting schedule for deferred stock unit and stock option awards.
Our Board of Directors believes that increasing our non-employee directors’ annual retainers and eliminating meeting fees compensates each non-employee director for his role and service to our company, rather than for his or her attendance or effort at individual meetings. Directors with added responsibility are recognized with higher cash compensation as noted above. The changes in our director compensation arrangements have increased the cash component of director compensation while substantially decreasing the equity component of director compensation.

The following table sets forth the compensation paid by us to our non-employee directors for the fiscal year ended June 30, 2011. Employee directors do not receive any additional compensation for service on our Board of Directors.
DIRECTOR COMPENSATION

					Change in
					Pension
					Value and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation		Total
Name	($)	($)(1)	($)(2)	($)	($)	($)		($)
Francis F. Lee	$95,008	$80,220	$61,743	—	—	—		$236,971
Jeffrey D. Buchanan	$71,750	$80,220	$61,743	—	—	—		$213,713
Nelson C. Chan	$63,250	$42,165	$34,750	—	—	—		$140,165
Keith B. Geeslin	$53,375	$62,977	$49,741	—	—	—		$166,093
Richard L. Sanquini	$10,000	$62,977	$49,741	—	—	$60,000	(3)	$182,718
James L. Whims	$65,125	$80,220	$61,743	—	—	—		$207,088

(1)
Each Board member forfeits the unvested portion, if any, of the Board member’s deferred stock units if the Board member’s service to our company is terminated for any reason, except as may otherwise be determined by the plan committee appointed by our Board of Directors as the administrator of our 2010 Incentive Compensation Plan. As of June 30, 2011, each of the non-employee directors had the following number of stock awards outstanding: Mr. Lee (3,000); Mr. Buchanan (3,000); Mr. Chan (1,500); Mr. Geeslin (2,250); Mr. Sanquini (2,250); and Mr. Whims (3,000).

(2)
The amounts shown in this column reflect the grant date fair value of stock option awards determined in accordance with FASB ASC Topic 718 “Compensation — Stock Compensation,” excluding the effects of forfeitures. The assumptions used in determining grant date fair value of our awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended June 30, 2011. Each Board member forfeits the unvested portion, if any, of the Board member’s stock options if the Board member’s service to our company is terminated for any reason, except as may otherwise be determined by the plan committee appointed by our Board of Directors as the administrator of our 2010 Incentive Compensation Plan. For further information on these awards, see the “Grants of Plan-Based Awards” table in the “Executive Compensation” section of this proxy statement. There were no forfeitures of stock options by our directors in fiscal 2011. As of June 30, 2011, each of our non-employee directors had the following number of option awards outstanding: Mr. Lee (933,722); Mr. Buchanan (96,625); Mr. Chan (96,750); Mr. Geeslin (102,937); Mr. Sanquini (73,543); and Mr. Whims (118,500).

(3)
Represents the value of our common stock paid to Mr. Sanquini as his annual retainer for Board and committee services as Mr. Sanquini elected to receive his annual retainer in shares of our common stock.

Stock option awards to continuing non-employee directors generally vest monthly over the period from the grant date through the subsequent annual stockholders meeting. New non-employee director stock option awards vest 1/4th of the total shares on the first anniversary of the grant date and 1/48th of the total shares each month thereafter. Deferred stock unit awards to continuing non-employee directors generally vest quarterly over the period from the grant date through the subsequent annual stockholders meeting.

REPORT OF THE AUDIT COMMITTEE
The Board of Directors has appointed an Audit Committee consisting of three directors. The current members of the Audit Committee are Jeffrey D. Buchanan, Nelson C. Chan, and James L. Whims. Each of the committee members is “independent” of our company and management, as that term is defined under applicable Nasdaq listing standards and SEC rules.
The primary responsibility of the committee is to assist the Board of Directors in fulfilling its responsibility to oversee management’s conduct of our company’s financial reporting process, including overseeing the financial reports and other financial information provided by our company to governmental or regulatory bodies (such as the SEC), the public, and other users thereof; our company’s systems of internal accounting and financial controls; and the annual independent audit of our company’s financial statements.
Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent auditor is responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles.
In fulfilling its oversight responsibilities, the committee reviewed and discussed the audited financial statements with management and the independent auditor. The committee discussed with the independent auditor the matters required to be discussed by Statement of Auditing Standards No. 114. This included a discussion of the auditor’s judgments as to the quality, not just the acceptability, of our company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee received from the independent auditor written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the committee concerning independence. The committee also discussed with the independent auditor the auditor’s independence from management and our company, including the matters covered by the written disclosures and letter provided by the independent auditor, and considered the compatibility of non-audit services with auditor independence.
The committee discussed with the independent auditor the overall scope and plans for its audits. The committee met with the independent auditor, with and without management present, to discuss the results of its audit, its consideration of our company’s internal controls, and the overall quality of the financial reporting. The committee held five meetings with management of our company, all of which were attended by our independent auditor, with respect to the company’s financial statements and audit or quarterly review procedures.
Based on the reviews and discussions referred to above, the committee recommended to the Board of Directors, and the Board of Directors approved that the audited financial statements be included in our company’s Annual Report on Form 10-K for the year ended June 30, 2011 for filing with the SEC. The committee also has appointed our company’s independent auditor.
The report has been furnished by the Audit Committee of the Board of Directors.
Jeffrey D. Buchanan, Chairman
Nelson C. Chan
James L. Whims

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors, officers, and persons that own more than 10% of a registered class of our company’s equity securities to file reports of ownership and changes in ownership with the SEC. Directors, officers, and greater than 10% stockholders are required by SEC regulations to furnish our company with copies of all Section 16(a) forms they file.
Based solely upon our review of the copies of such forms received by us during the fiscal year ended June 30, 2011, and written representations that no other reports were required, we believe that each person who, at any time during such fiscal year, was a director, officer, or beneficial owner of more than 10% of our common stock complied with all Section 16(a) filing requirements during such fiscal year, except that we did not receive written representations from the following former officers: Gopal K. Garg and Joseph D. Montalbo.
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS,
DIRECTORS, AND OFFICERS
The following table sets forth certain information regarding the beneficial ownership of our common stock on August 26, 2011 by (1) each director; (2) the named executive officers listed in the Summary Compensation Table under the section entitled “Executive Compensation”; (3) all directors and executive officers as a group; and (4) each person or entity known by us to beneficially own or to exercise voting or dispositive control over more than 5% of our common stock.

	Shares Beneficially Owned
Name of Beneficial Owner	Number (1)	Percent (2)
Directors and Named Executive Officers:
Russell J. Knittel (3)	547,326	1.7%
Kathleen A Bayless (4)	151,499	*
Kevin D. Barber	—	*
Jeffrey D. Buchanan (5)	81,782	*
Nelson C. Chan (6)	75,546	*
Keith B. Geeslin (7)	164,264	*
Francis F. Lee (8)	987,915	3.0%
David B. Long (9)	187,963	*
Richard L. Sanquini (10)	62,669	*
James L. Whims (11)	114,907	*
Alex Wong (12)	94,919	*
Thomas J. Tiernan (13)	282,586	*
All directors and executive officers as a group (13 persons) (14)	2,688,251	7.8%

5% Stockholders:
T. Rowe Price Associates, Inc. (15)	4,520,672	14.1%
FMR LLC (16)	3,292,096	10.2%
Hussman Strategic Growth Fund, an investment portfolio of Hussman Investment Trust (17)	3,135,000	9.7%
BlackRock, Inc. (18)	2,575,787	8.0%
Fisher Investments (19)	1,773,878	5.5%

*	Less than 1%.

(1)
Except as otherwise indicated, each person named in the table has sole voting and investment power with respect to all common stock beneficially owned, subject to applicable community property laws. Except as otherwise indicated, each person may be reached at 3120 Scott Boulevard, Santa Clara, California 95054. The numbers and percentages shown include the shares of common stock actually owned as of August 26, 2011 and the shares of common stock that the identified person or group had the right to acquire within 60 days of such date.

(2)
The percentages shown are calculated based on 32,156,323 shares of common stock outstanding on August 26, 2011. In calculating the percentage of ownership, all shares of common stock that the identified person or group had the right to acquire within 60 days of August 26, 2011 upon the exercise of options are deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by that person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person.

(3)	Includes 539,311 shares issuable upon exercise of vested stock options.

(4)	Includes 149,841 shares issuable upon exercise of vested stock options.

(5)	Includes 81,782 shares issuable upon exercise of vested stock options.

(6)	Includes 73,984 shares issuable upon exercise of vested stock options.

(7)	Includes 84,578 shares issuable upon exercise of vested stock options.

(8)
Includes 4,000 shares held by Mr. Lee as custodian for his child, 59,487 shares held by Francis F. Lee and Evelyn C. Lee as Co-Trustees of the Lee 1999 Living Trust, 42,422 shares held by Evelyn C. Lee, Trustee of the Evelyn Lee 2002 Irrevocable Trust, 42,422 shares held by Francis F. Lee, Trustee of the Francis Lee 2002 Irrevocable Trust, and 839,578 shares issuable upon exercise of vested stock options.

(9)	Includes 187,963 shares issuable upon exercise of vested stock options.

(10)	Includes 7,473 shares held by Richard L. Sanquini as trustee of the Sanquini 2002 Living Trust, and 55,184 shares issuable upon exercise of vested stock options.

(11)	Includes 103,657 shares issuable upon exercise of vested stock options.

(12)	Includes 87,684 shares issuable upon exercise of vested stock options.

(13)
Includes 275,988 shares issuable upon exercise of vested stock options. On October 8, 2010, Mr. Tiernan left his position as President and Chief Executive Officer of our company. Under the terms of Mr. Tiernan’s Separation Agreement and Release, we continue to vest Mr. Tiernan’s unvested stock options and deferred stock units for a period of one year after October 8, 2010.

(14)	Includes 2,416,334 shares issuable upon exercise of vested stock options.

(15)
The information is as reported on Amendment No. 2 to Schedule 13G/A as filed February 10, 2011. The address of T. Rowe Price Associates, Inc. and T. Rowe Price Science & Technology Fund, Inc. is 100 E. Pratt Street, Baltimore, MD 21202. T. Rowe Price Associates, Inc. has sole power to direct the disposition of 4,520,672 shares and sole power to vote 438,940 shares. T. Rowe Price Science & Technology Fund, Inc. does not have sole power to direct the disposition of any shares and has the sole power to vote 1,778,757 shares.

(16)
The information is as reported on Amendment No. 12 to Schedule 13G/A as filed August 10, 2011. The address of FMR LLC is 82 Devonshire Street, Boston, MA 02109. Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC (“Fidelity”) serves as an investment adviser to various funds with sole power to direct the disposition of 3,000,264 shares. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, control FMR LLC and therefore have dispositive power over the above shares. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Pyramis Global Advisors LLC, an indirect wholly owned subsidiary of FMR LLC and an investment advisor (“PGALLC”), serves as an investment advisor with sole power to direct the disposition of 29,800 shares and sole power to vote 29,800 shares. Edward C. Johnson 3d and FMR LLC control PGALLC, and therefore have sole dispositive power over the above shares held by PGALLC. FIL Limited (“FIL”) and various foreign-based subsidiaries provide investment advisory and management services. FIL is the beneficial owner of 262,032 shares. The address of FIL is Pembroke Hall, 42 Crow Lane, Hamiton, Bermuda. Partnerships controlled predominately by members of the family of Edward C. Johnson 3d, or trusts for their benefit, control FIL. The shares owned by FIL are reflected above as beneficially owned by FMR LLC and FIL on a joint basis, but FMR LLC and FIL are separate and independent corporate entities and their boards are generally composed of different individuals and are of the view that they are not acting as a group.

(17)
The information is as reported on Amendment No. 1 to Schedule 13G as filed March 10, 2011. The address of Hussman Strategic Growth Fund, an investment portfolio of Hussman Investment Trust and Hussman Econometrics Advisors, Inc. is c/o Ultimus Fund Solutions, LLC, 225 Pictoria Drive, Suite 450, Cincinnati, OH 45246. Hussman Strategic Growth Fund has shared power to direct the disposition of 3,135,000 shares and shared power to vote 3,135,000 shares. Hussman Econometrics Advisors, Inc. has shared power to direct the disposition of 3,135,000 shares and shared power to vote 3,135,000 shares.

(18)
The information is as reported on Amendment No. 1 to Schedule 13G as filed February 8, 2011. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022. BlackRock, Inc. has sole power to direct the disposition of 2,575,787 shares and sole power to vote 2,575,787 shares.

(19)
The information is as reported Schedule 13G as filed February 14, 2011. The address of Fisher Investments is 13100 Skyline Blvd., Woodside, CA 94062. Fisher Investments has sole power to direct the disposition of 1,773,878 shares and sole power to vote 1,773,878 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Unless delegated to the Compensation Committee by our Board of Directors, the Audit Committee charter requires the Audit Committee to review and approve all related party transactions and to review and make recommendations to the full Board of Directors, or approve, any contracts or other transactions with current or former executive officers of our company, including consulting arrangements, employment agreements, change-in-control agreements, termination arrangements, and loans to employees made or guaranteed by our company.
Our company has entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with our company.
PROPOSAL TWO:
ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)
Background
The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.
Summary
We are asking our stockholders to provide advisory approval of the compensation of our named executive officers (which consist of our Chief Executive Officer, our Chief Financial Officer, our three other most highly compensated executive officers, and one individual who served as our Chief Executive Officer during our last completed fiscal year), as such compensation is described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in this proxy statement, beginning on page 10. Our executive compensation program is designed to enable us to attract, motivate, and retain highly qualified executives. This program links cash incentive compensation to the achievement of pre-established personal goals and corporate financial performance objectives and provides long-term stock-based incentive compensation that focuses our executives’ efforts on building stockholder value by aligning their interests with those of our stockholders. The following is a summary of some of the key points of our executive compensation program. We urge our stockholders to review the Compensation Discussion and Analysis included in this proxy statement and the executive-related compensation tables for more information.

Base Salaries. We target base salaries at competitive levels required to attract, motivate, and retain highly qualified individuals reflecting our pay-for-performance philosophy that affords executives the opportunity to receive meaningful incentive compensation based on the performance of our company and our executives achieving individual goals set from time to time.
We maintain a performance-based incentive compensation program. Annual bonuses are intended to provide incentive compensation to individuals who contribute substantially to the success of our company based upon the achievement of company performance objectives, including meeting specified levels of operating profit, and individual performance goals that contribute to our long-term goal of building stockholder value. Our performance-based incentive compensation program results in a substantial portion of our executives’ potential total cash compensation being at risk. In practice, we have paid incentive compensation in each of the last three fiscal years.
Our stock-based compensation program is designed to align the interests of our management and the interests of our stockholders. Our company grants stock-based awards, including stock options and deferred stock units, periodically to our employees to provide them with additional incentive to work to maximize long-term total return to stockholders. Grants of stock-based awards are designed to result in limited rewards if the price of our common stock does not appreciate, but may provide substantial rewards to executives as our stockholders in general benefit from stock price appreciation. Grants of stock-based awards are intended to enable our executives to acquire or increase their proprietary interest in our company in order to align their interests with those of our stockholders and to align compensation with the price performance of our common stock by providing our executives with long-term performance incentives to focus their best efforts in the enhancement of stockholders value. Historically, our stock-based compensation has been through the grant of stock options and deferred stock units. We generally set vesting levels for stock options and deferred stock units over multiple year periods to encourage executive retention.
Independent Compensation Consultant. The Compensation Committee retains and works closely with Compensia, a leading independent executive compensation firm, in the design and implementation of its annual executive compensation program. Compensia provides no other services to our company.
Board Recommendation
Our Board of Directors believes that the information provided above and within the “Executive Compensation” section of this proxy statement demonstrates that our executive compensation program is designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.
The following resolution is submitted for a stockholder vote at the annual meeting:
RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables, and narrative discussion set forth in this proxy statement.
The say-on-pay vote is advisory, and therefore not binding on our company, our Compensation Committee, or our Board of Directors. Although non-binding, the vote will provide information to our Compensation Committee and our Board of Directors regarding investor sentiment about our executive compensation philosophy, policies, and practices, which our Compensation Committee and our Board of Directors will be able to consider when determining executive compensation for the years to come.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE RELATED TABULAR AND NARRATIVE DISCLOSURE SET FORTH IN THIS PROXY STATEMENT.

PROPOSAL THREE:
ADVISORY VOTE ON DETERMINING THE FREQUENCY OF SAY-ON-PAY
Background
The Dodd-Frank Act enables our stockholders to indicate how frequently they believe we should seek an advisory vote on the compensation of our named executive officers. Stockholders have the option of recommending a frequency vote every year, every two years, or every three years or abstaining from making a recommendation.
Summary and Board Recommendation
Our Board of Directors has considered the advantages and disadvantages of the frequency of the say-on-pay vote. Based on its analysis, our Board of Directors believes that an annual advisory vote of on executive compensation would be the most meaningful for our Board of Directors and our Compensation Committee and best serve the interests of our company and its stockholders. Our Board of Directors believes an annual advisory vote will provide the most timely feedback on executive compensation arrangements, plans, programs, and policies as executive compensation disclosures are made annually.
Stockholders should recognize, however, it may not be appropriate or feasible to change compensation programs already in place for the year in which the vote occurs since the advisory vote on executive compensation will take place after the beginning of the compensation year. Stockholders also should recognize that their recommendation may be modified in the future if an annual frequency vote becomes burdensome or otherwise proves to be less helpful than originally expected.
We will consider stockholders to have expressed a preference for the frequency that receives the largest number of favorable votes. Our Board of Directors also may from time to time decide that it is in the best interests of our company and its stockholders to hold the frequency vote more or less frequently than the non-binding option preferred by our stockholders.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “ONE YEAR” ON THE PROPOSAL TO DETERMINE THE FREQUENCY OF SAY-ON-PAY.
PROPOSAL FOUR:
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR
Our Audit Committee has appointed KPMG LLP, an independent registered public accounting firm, to audit the consolidated financial statements of our company for the fiscal year ending June 30, 2012 and recommends a vote “for” the ratification of such appointment. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. We anticipate that representatives of KPMG LLP will be present at the meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.
The Audit Committee has considered whether the provision of non-audit services by KPMG LLP is compatible with maintaining KPMG LLP’s independence.

Fees
The aggregate fees billed to our company by KPMG LLP, for the fiscal years ended June 30, 2011 and 2010, are as follows:

	2011	2010
Audit Fees	$767,500	$770,800
Audit-Related Fees (1)	34,000	20,000
Tax Fees (2)	66,400	73,558
All Other Fees	—	—

Total fees	$867,900	$864,358

(1)
The fees in fiscal 2011 were for services associated with filing registration statements to register shares for three of our equity-based employee benefit plans and statutory audits of certain of our subsidiaries located outside the United States. The fees in fiscal 2010 were for services associated with statutory audits of certain of our subsidiaries located outside the United States.

(2)	Consists solely of fees for tax preparation and compliance.
Audit Committee Pre-Approval Policies
The charter of our Audit Committee provides that the duties and responsibilities of our Audit Committee include the pre-approval of all audit, audit-related, tax, and other services permitted by law or applicable SEC regulations (including fee and cost ranges) to be performed by our independent auditor. Any pre-approved services that will involve fees or costs exceeding pre-approved levels will also require specific pre-approval by the Audit Committee. Unless otherwise specified by the Audit Committee in pre-approving a service, the pre-approval will be effective for the 12-month period following pre-approval. The Audit Committee will not approve any non-audit services prohibited by applicable SEC regulations or any services in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Code and related regulations.
To the extent deemed appropriate, the Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee or any one or more other members of the Audit Committee provided that any member of the Audit Committee who has exercised any such delegation must report any such pre-approval decision to the Audit Committee at its next scheduled meeting. The Audit Committee will not delegate to management the pre-approval of services to be performed by the independent auditor.
Our Audit Committee requires that our independent auditor, in conjunction with our Chief Financial Officer, be responsible for seeking pre-approval for providing services to us and that any request for pre-approval must inform the Audit Committee about each service to be provided and must provide detail as to the particular service to be provided.
All of the services provided by KPMG LLP described above under the captions “Audit-Related Fees” and “Tax Fees” were approved by our Audit Committee pursuant to our Audit Committee’s pre-approval policies.
Ratification by Stockholders of the Appointment of Independent Auditor
Ratification of the appointment of KPMG LLP to audit the consolidated financial statements of our company for the fiscal year ending June 30, 2012 will require the affirmative vote of a majority of the votes cast, assuming that a quorum is present at the meeting.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS
Stockholder proposals that are intended to be presented by stockholders at the annual meeting of stockholders for the fiscal year ending June 30, 2012 must be received by us at our executive offices set forth in this proxy statement no later than May 12, 2012 in order to be included in the proxy statement and form of proxy relating to such meeting, or no earlier than June 20, 2012 and no later than July 20, 2012, in order to be considered at such meeting. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.
OTHER MATTERS
We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our Board of Directors may recommend.
Dated: September 8, 2011

1 ■
PROXY CARD
SYNAPTICS INCORPORATED
3120 SCOTT BLVD.
SANTA CLARA, CALIFORNIA 95054
2011 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned stockholder of SYNAPTICS INCORPORATED, a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of the Company, each dated September 8, 2011, and hereby appoints Russell J. Knittel and Kathleen A. Bayless, and each of them, as lawful proxies and attorneys-in-fact, with full power to each of substitution, for, on behalf, and in the name of the undersigned, to represent the undersigned at the 2011 Annual Meeting of Stockholders of the Company, to be held on Tuesday, October 18, 2011, at 9:00 a.m., local time, at the Company’s principal executive offices located at 3120 Scott Boulevard, Santa Clara, California 95054, and at any adjournment or postponement thereof, and to vote all shares of the Company’s common stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.
A majority of such proxies or substitutes as shall be present and shall act at the meeting or any adjournment or postponement thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said proxies hereunder.
(Continued and to be signed on the reverse side.)

COMMENTS:

■	14475 ■

ANNUAL MEETING OF STOCKHOLDERS OF
SYNAPTICS INCORPORATED
October 18, 2011
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at http://investor.shareholder.com/synaptics/annuals.cfm
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
¯ Please detach along perforated line and mail in the envelope provided.¯

■	20330040030000001000 8	101811

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS, “FOR” PROPOSAL 2, “1 YEAR” ON PROPOSAL 3, AND “FOR” PROPOSAL 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:
The Board of Directors recommends you vote FOR the following proposal:

		NOMINEES:					FOR	AGAINST	ABSTAIN
☐	FOR THE NOMINEES	¡ ¡ ¡	Francis F. Lee Nelson C. Chan Richard L. Sanquini		2.	Proposal to provide a non-binding advisory vote on the compensation of the Company’s named executive officers for fiscal 2011 (“say-on-pay”).	☐	☐	☐

☐	WITHHOLD AUTHORITY FOR THE NOMINEES					The Board of Directors recommends you vote 1 YEAR on the following proposal:
						1 year	2 years	3 years	ABSTAIN
☐	FOR ALL EXCEPT				3.	Proposal to provide a non-binding advisory vote on the frequency of future non-binding advisory votes on the compensation of the Company’s named executive officers (“say-on-frequency”). ☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

							FOR	AGAINST	ABSTAIN
					4.	Proposal to ratify the appointment of KPMG LLP, an independent regis- tered public accounting firm, as the Company’s independent auditor for the fiscal year ending June 30, 2012.	☐	☐	☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

and upon such matters which may properly come before the meeting or any adjournment or postponement thereof.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

						Please check the box at right if you will attend the annual meeting.	☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
■
■